Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

ADAPTIMMUNE LIMITED,

USWM CT, LLC

and

US WORLDMEDS PARTNERS, LLC

(solely for the purposes of Section 10.14)

DATED AS OF

JULY 27, 2025

1

TABLE OF CONTENTS

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-ii-

-iii-

SCHEDULES

1.01	Seller’s Balance Sheet
1.01(a)	Products
1.01(b)	Seller Names
1.01(c)	Transferred Contracts
1.01(d)	Transferred Domain Names
1.01(e)	Transferred Employees
1.01(f)	Transferred Equipment
1.01(g)	Transferred Patents
1.01(h)	Transferred Real Property
1.01(i)	Transferred Trademarks
2.01(b)	Transferred Governmental Authorizations
2.06(c)	Milestone Payments
2.07	Allocation Methodology
6.17	Returned Goods Policy

EXHIBITS

A	Seller Closing Deliverables
B	Purchaser Closing Deliverables
C-1	Form of Bill of Sale
C-2	Form of Assignment and Assumption Agreement
D	Form of Purchaser’s Closing Certificate
E	Form of Trademark Assignment
F	Form of Transition Services Agreement
G	Form of License Agreement
H	Form of Patent Assignment
I	Form of Assignment of Lease
J	Form of Payoff Letter

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of July 27, 2025, is made by and between Adaptimmune Limited, a private limited company registered under the laws of England and Wales with registered number 06456741 (“Seller”), USWM CT, LLC, a Delaware limited liability company (“Purchaser”) and, solely for the purposes of Section 10.14, US WorldMeds Partners, LLC, a Delaware limited liability company (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller, directly and indirectly through certain of its Affiliates (as defined below), is in the business of researching, developing, manufacturing or having made, marketing, distributing and selling, as the case may be, products (including T-cell therapies) for use in the treatment of cancer;

WHEREAS, Seller desires to sell (or to cause to be sold) and license to Purchaser, and Purchaser desires to purchase and license from Seller, certain rights and assets related to the autologous cell-therapy products and product candidates set forth on Schedule 1.01(a) (the “Products”) and certain rights related to the general vector manufacturing process as developed by Seller, and Purchaser is willing to assume certain liabilities related to the Products, to allow Purchaser to further develop, manufacture, market and sell the Products, in each case, upon the terms and subject to the conditions set forth herein and in the License Agreement and the Transition Services Agreement; and

WHEREAS, in connection with the foregoing, Seller and Purchaser each desire Seller or its Affiliates to continue to distribute and sell the Products on behalf of Purchaser and to employ (i) certain employees involved in the development of the Products and (ii) certain Continuing Employees until such time as such employees are employed by Purchaser, in each case, on a transitional basis and to perform certain other transitional services, subject to the terms and conditions set forth in the Transition Services Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.01.         Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or any of its Affiliates arising or held in connection with the sale of the Products on or prior to the date of this Agreement.

“Acquisition Transaction” has the meaning set forth in Section 6.13(b)(v).

“Action” means any complaint, claim, action, charge, suit, arbitration, mediation, audit, investigation or proceeding.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including the Purchaser Disclosure Letter, the Seller Disclosure Letter, and all Schedules and Exhibits attached hereto and thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Allocation” has the meaning set forth in Section 2.07.

“Ancillary Agreements” has the meaning set forth in Section 6.04.

“Anti-Corruption Laws” has the meaning set forth in Section 4.15(a).

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement substantially in the form attached hereto as Exhibit C-2.

“Assignment of Lease” means that certain assignment and assumption of lease relating to the assignment of that certain Lease Agreement dated July 28, 2015, with respect to the Navy Yard Facility, substantially in the form attached hereto as Exhibit I.

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Auditor” has the meaning set forth in Section 2.06(h)(ii).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02(b).

“Bill of Sale” means that certain bill of sale substantially in the form attached hereto as Exhibit C-1.

“Binney Street Facility” means Seller’s facility at 100 Binney Street, Suite 710, Cambridge, MA 02142.

“BLA” has the meaning set forth in Section 2.06(c).

“Business” means the business of (i) developing, manufacturing or having made, labeling, packaging, and exporting of the Products and (ii) importing, marketing, promoting, commercializing, distributing, selling, having sold, or using the Products, in each case for the treatment, prevention, palliation or diagnosis of sarcoma cancers in the Relevant Jurisdictions, in each case, as conducted by or on behalf of Seller and its Affiliates as of the date hereof. For clarity, development of the Products shall not include any research or development activities conducted in respect of any other product of Seller that (i) uses the same T-cell receptor as any of the Products or (ii) that is directed towards the same protein target as any of the Products, in each case, other than the Products.

“Business Books and Records” has the meaning set forth in Section 2.01(c).

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, respectively.

“Calendar Year” means the period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31 of the same year.

“Change of Control” means, with respect to a Party, from and after the date of this Agreement: (a) a merger or consolidation in which (i) such Party is a constituent party or (ii) an Affiliate of such Party that directly or indirectly controls such Party is a constituent party, except in the case of either clause (i) or (ii), any such merger or consolidation involving such Party or such Affiliate in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation, more than fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) a parent corporation of such surviving or resulting corporation, whether direct or indirect; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or a controlled Affiliate of such Party of all or substantially all of the assets of such Party or such controlled Affiliate taken as a whole and whether owned directly or indirectly through controlled Affiliates (except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of such Party existing prior to such time); or (c) any “person” or “group”, as such terms are defined in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, in a single transaction or series of related transactions, becomes the beneficial owner as defined under the U.S. Securities Exchange Act of 1934, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of fifty percent (50%) or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party.

“Claim” has the meaning set forth in Section 8.03.

“Clinical Materials” means all biological materials, clinical trial samples, cell lines, compounds, plasmids, lipids, assays, viruses, vectors and other physically tangible materials generated in the performance of any of the Transferring Trials and controlled by Seller as of the Closing.

“Closing” means the consummation of the Transactions pursuant to the terms of this Agreement.

“Closing Date” has the meaning set forth in Section 3.01(a).

“Closing Date Payment” means an amount equal to $55,000,000 in cash.

“Code” means U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to Purchaser in relation to an obligation under this Agreement to achieve a particular milestone set forth in Schedule 2.06(c) with respect to a particular Product, such efforts that are consistent with the efforts and resources Purchaser would reasonably devote to its own similarly situated products at a similar stage in its development or commercial life as the Product, and that has commercial, profit and market potential, similar to the Product, taking into account, in each case, any of the following: issues of intellectual property coverage and protection, safety, efficacy and convenience, stage of development, the availability of product supply, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity (or lack thereof), reasonably anticipated or approved labeling, the likelihood of receipt of regulatory approval (including applicable pricing approvals) given the regulatory structure involved, the likely timing of entry into the market, profitability (including pricing and reimbursement status achieved or likely to be achieved, and Purchaser’s payment obligations under this Agreement), in relation to pricing determinations, applicable Laws and market practices, including those relating to pricing, discounting and reimbursement and any other relevant scientific, technical, commercial and other factors. It is anticipated that the level of effort may vary on a Product-by-Product and country-by-country basis and may change over time, reflecting changes in the status of a Product.

“Companies Act” means the United Kingdom Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.

“Competing Activity” means, directly or indirectly, to: (i) develop any cell therapy product that targets, treats or is indicated for synovial sarcoma (“SYS”) or myxoid/round cell liposarcoma (“MRCLS”) or (ii) seek regulatory approval for, manufacture, market, promote, sell or otherwise commercialize any cell therapy product or cell therapy candidate that targets, treats or is indicated for SYS or MRCLS. For clarity, a cell therapy product or cell therapy candidate will not be “targeting” SYS or MRCLS if such product or candidate binds to or interacts with any protein or part of protein expressed or presented in SYS or MRCLS patients provided any development, marketing, manufacture, regulatory approval or commercialization is not directly targeting SYS or MRCLS. For purposes of this definition, “develop” means to conduct a clinical trial or clinical investigation in humans in any country with the cell therapy product or candidate.

“Confidential Information” has the meaning set forth in Section 6.22(d).

“Confidentiality Agreement” means the Confidentiality Agreement, by and between Adaptimmune Therapeutics plc and USWM, LLC, dated as of April 4, 2025, as amended.

“Continuing Employee” has the meaning set forth in Section 6.05(a)(i).

“Contract” means, with respect to any Person, any of the written agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements or instruments to which such person or its subsidiaries is a party, whether oral or written.

“Control” means the possession by a Party or its controlled Affiliates (whether by ownership, license, or otherwise, including pursuant to this Agreement or the License Agreement) of the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under Intellectual Property without violating the terms of any agreement or other arrangement with any third party.

“Copyrights” means original works of authorship and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Credit Agreement” means that certain Credit Agreement, dated as of July 27, 2025, among US WorldMeds Ventures, LLC, Parent, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Oaktree Fund Administration, LLC, as the Administrative Agent (the “Agent”).

“Data Protection Law” means any and all applicable Laws relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, including, U.S. state and federal laws, the General Data Protection Regulation 2016/679 (“GDPR”), the e-Privacy Directive 2002/58/EC, the Privacy and Electronic Communications Regulations 2003, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA, as amended by the Data Protection, Privacy and Electronic Communications (including amendments, etc.) (EU Exit) Regulations 2019 (“UK GDPR”), and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time.

“Data Room” means the electronic data room available at www.idealsvdr.com containing documents and materials relating to the Purchased Assets as of 9:00 a.m. New York time as of the day immediately prior to the date of this Agreement.

“De Minimis Amount” has the meaning set forth in Section 8.06.

“Delayed Transfer Employee” has the meaning set forth in Section 6.05(b).

“Disclosing Party” has the meaning set forth in Section 6.22(d).

“Disputed Amount” has the meaning set forth in Section 8.12(b).

“Distribution Term” has the meaning set forth in Section 6.08(d)(iv).

“Divesting Entities” means, collectively, Seller and all Affiliates of Seller that have any right, title or interest in, to or under the Purchased Assets.

“Domain Names” means any domain name registered with an internet domain name registrar and the uniform resource locators associated therewith.

“DPA” means the UK Data Protection Act 2018.

“Employee Benefit Plan” means each (i) employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (ii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) stock option, stock purchase, stock appreciation right and other equity or equity-based agreement or plan, (iv) employment, severance or retention agreement or plan, and (v) bonus, deferred compensation, profit-sharing, health, welfare, retirement, post-termination health or welfare, or any other material compensation or benefit plan, program, policy or agreement, that is sponsored, maintained or contributed to by Seller, any Divesting Entity or any of their Affiliates, but excluding any plan, policy, arrangement, or agreement sponsored or maintained by or to which contributions are mandated by any Governmental Authority.

“Employee Transition Date” has the meaning set forth in Section 6.05(a)(i).

“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, decrees, claims, Liens, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or notices of noncompliance or violation by any Governmental Authority or person involving or alleging potential liability of a party to this Agreement or one of its subsidiaries arising out of or resulting from any violation of any Environmental Law or the Release of Hazardous Material at, from, or otherwise relating to: (i) a Party’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by a party or any of its subsidiary; or (ii) any facilities that received Hazardous Material generated by a party or any of its subsidiaries.

“Environmental Laws” means all applicable Laws relating to pollution or protection of workplace health and safety (as such relates to exposure to Hazardous Materials) or the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of Hazardous Materials, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Liability” means all liabilities, monetary obligations, losses, damages of any kind including without limitation punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party or requirement of Environmental Law, and which relate to any violation or alleged violation of Environmental Laws or Releases of Hazardous Materials at, from, or otherwise relating to (i) any of a Party’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased or operated by a party, any of its subsidiaries or a Party’s current business; (ii) any facilities that received Hazardous Material generated by a party or any of its subsidiaries.

“Environmental Permits” means any permit, registration, license or other authorization required or issued under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Intellectual Property” means any of the Intellectual Property of Seller and its Affiliates other than the Transferred Intellectual Property, including the Intellectual Property set forth on Schedule 1.01(b).

“Excluded Taxes” means (without duplication) any Liability for (i) any Taxes of or with respect to Seller or any of its Affiliates (including any Taxes owed by Seller or its Affiliates as a result of joint, several transferee or successor liability, or by contract); (ii) any Taxes relating to or arising in connection with the ownership or operation of or in connection with (a) the Excluded Assets or the Retained Liabilities for any taxable period or (b) the Purchased Assets, the Assumed Liabilities or the Business for any Pre-Closing Tax Period (apportioned in the case of a Straddle Period pursuant to Section 2.11); (iii) Seller’s portion of Transfer Taxes as described in Section 2.08; (iv) any Taxes imposed on Purchaser or its Affiliates resulting from Purchaser not having withheld from any payments otherwise payable pursuant to this Agreement pursuant to Section 2.10 but excluding the portion of such Taxes that are interest, penalties and additions to the extent the withholding was not made due to the gross negligence of Purchaser or its Affiliates; (v) any Action in respect of any Seller Tax Refund described in Section 6.21(a); (vi) any Taxes resulting from, attributable to or arising in connection with the Seller Parties’ failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar Laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets or the Assumed Liabilities to Purchaser or its Affiliates under this Agreement; and (vii) payment of any amount as a result of joint, several, transferee or successor liability, by contract, operation of Law, in respect of amounts described in the foregoing clauses (i)-(vi). For the avoidance of doubt, Excluded Taxes shall not include Purchaser Taxes.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 262 et. seq), and the rules, regulations, and other requirements promulgated or issued thereunder by the FDA, and all comparable federal, state, local or foreign Laws.

“Firewalls” has the meaning set forth in Section 6.13(b)(iv).

“Foreign Direct Investment Laws” means all Laws that are designed or intended to screen, prohibit, restrict, or regulate foreign direct investments on cultural, public order or safety, privacy, or national or economic security grounds.

“Former Employees” means those persons who were employed by Seller or an Affiliate of Seller but have ceased to be so employed as at Closing.

“Forward-Looking Statements” has the meaning set forth in Section 6.01(d).

“Fundamental Representation” means the representations and warranties of Seller set forth in Section 4.01 (Organization, Standing and Corporate Power); Section 4.02 (Authority; Binding Effect); Section 4.10(a) (Title to Intellectual Property); Section 4.17(a) (Title to Purchased Assets); and Section 4.18 (Brokers and Finder’s Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Global Trade Control Laws” means, to the extent applicable, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by OFAC; U.S. Customs Regulations; European Union (EU) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; and other relevant economic sanctions, export and import control Laws imposed by a relevant Governmental Authority applicable to Seller or Purchaser.

“Government Official” means (i) any elected or appointed government official (e.g., a legislator or a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government, a government department or agency, an institution or entity owned or controlled by a government (e.g., a healthcare professional employed by a government-owned or -controlled hospital, or a Person serving on a healthcare committee that advises a government), or an enterprise or instrumentality performing a governmental function; (iii) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (v) any member of a military or a royal or ruling family; or (vi) any Person otherwise categorized as a government official under Law.

“Governmental Authority” means any mediator, arbitrator or arbitral body, court, regulatory agency, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to or on behalf of, government.

“Governmental Authorizations” means all licenses, permits and other authorizations, variances, consents, registrations, grants, exemptions, orders, consents, clearances, and approvals required to develop, manufacture, test, label, package, store, advertise, market, promote, distribute, or sell the Products under the applicable Laws of any Governmental Authority, including (i) any investigational new drug application or clinical trial authorization filed with the FDA or equivalent application filed with any other Governmental Authority outside the U.S. (such as an application for a Clinical Trial Authorization in the EU or UK) or (ii) approvals, licenses, registrations, or authorizations of any Governmental Authority, in each case, that are necessary for the marketing and sale of the Product in a country or group of countries (including any pricing or reimbursement approvals required for sale of a product in such country or group of countries), including any BLA.

“Guarantee” has the meaning set forth in Section 10.14.

“Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, solvents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and mold, (i) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (ii) the handling or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example “hazardous substances” and “hazardous wastes” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and Resource Conservation and Recovery Act, respectively.

“Healthcare Laws” means, to the extent related to the Products, as of the date of this Agreement, (i) all applicable federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. § 1396 et seq.) of the Social Security Act and the regulations promulgated thereunder; (iii)  the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w-101 et seq.) and the regulations promulgated thereunder; (iv) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (v) the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220); and (vi) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Inflation Reduction Act of 2022 and Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8).

“Hercules Capital Credit Agreement” means that certain Loan and Security Agreement, dated as of May 14, 2024, by and among Adaptimmune Therapeutics plc, Seller, certain of their Affiliates, the several banks and other financial institutions or entities from time to time party thereto as lenders, and Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the lenders.

“Indemnified Party” has the meaning set forth in Section 8.03.

“Indemnifying Party” has the meaning set forth in Section 8.03.

“Ineligible Person” has the meaning set forth in Section 4.20.

“Intellectual Property” means, in any jurisdiction throughout the world, all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all Patents, (ii) Know-How, (iii) Copyrights, (iv) Trademarks and (v) Domain Names and social media designations.

“IT” has the meaning set forth in Section 6.03.

“Inventories” means (i) all finished Products held for sale or use in the Relevant Jurisdictions by Seller or any of its Affiliates and (ii) all raw materials held by or on behalf of Seller for manufacture, storage or supply of the Products immediately prior to the Closing.

“Know-How” means any data, inventions, methods, proprietary information, processes, trade secrets, techniques, protocols, and technology, whether patentable or not, including discoveries; formulae; assays; methods; plans; processes; software; documented ideas, observations and conclusions; test data (including pharmacological, toxicological and clinical information and test data); analytical and quality control data; and marketing, pricing, distribution, costs and sales data and descriptions.

“Knowledge of Purchaser” means the actual knowledge of the individuals listed on Section 1.01 of the Purchaser Disclosure Letter.

“Knowledge of Seller” means the actual knowledge of the individuals listed on Section 1.01 of the Seller Disclosure Letter.

“Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority, and as amended from time to time.

“Liabilities” means any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability).

“License Agreement” means the license agreement between Purchaser (or its Affiliates) and Seller (or its Affiliates) substantially in the form attached hereto as Exhibit G.

“Licensed Field” means the treatment, prevention, palliation, or diagnosis of sarcoma cancers.

“Licensed Intellectual Property” means all Intellectual Property licensed by Seller (or its Affiliates) to Purchaser (or its Affiliates) under the License Agreement.

“Lien” means, with respect to any property or asset (including any security), any lien, mortgage, pledge, hypothecation, license, lease, encumbrance, charge, easement, title defect, security interest or deed of trust, reservation or restriction of any kind.

“Limited License Period” has the meaning set forth in Section 6.09(a).

“Losses” means any and all of the following items to the extent actually paid or incurred in connection with any indemnifiable claim (or off-settable claim pursuant to Section 8.12) hereunder: (a) losses, liabilities, damages, deficiencies, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, and awards incurred or suffered; (b) costs, charges and expenses; (c) interest, penalties, fines and Taxes; and (d) reasonable attorneys’ and accountants’ fees and disbursements, together with all out-of-pocket expenses reasonably incurred by an Indemnified Party, whether or not arising from, related to, based upon or in connection with a Third Party Claim (as defined herein). For clarity, Losses shall expressly include (i) costs of responding to or cooperating with any Governmental Authority, subpoena or investigation, (ii) punitive or exemplary damages, and (iii) amounts paid to settle any Action.

“Material Adverse Effect” means, with respect to Seller and any Divesting Entity, (a) any effect, event, occurrence, development or change that has a material adverse effect on the value of the Purchased Assets or the Assumed Liabilities, taken as a whole, or (b) the ability of Seller and the Divesting Entities to consummate the Transactions; provided, however, that a Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions; (ii) changes in Seller’s industry; (iii) any change in Law or the interpretation thereof; (iv) any change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (v) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters; (vi) the execution and delivery of this Agreement or the Ancillary Agreements (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 4.04) or the announcement of the Transactions, including the impact thereof on contractual or other relationships with suppliers, distributors, partners, employees, officers, directors, lenders, investors, patients, Governmental Authorities or other third parties except that this clause (vi) shall not apply to representations and warranties that specifically address the consequences of the entry into the Transaction Documents or the consummation of the Transactions, including Section 4.04); (vii) any failure to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (viii) any change in the price or trading volume of Seller’s securities on Nasdaq (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect); (ix) actions or omissions required by any Transaction Document, or the failure to take any action prohibited by any Transaction Document for which Purchaser has unreasonably refused Seller’s written request to provide consent; or (x) changes in interest rates or foreign exchange rates; except, in each of clauses (i) – (iii) and (v), for those conditions that have a disproportionate effect on the Purchased Assets or the Assumed Liabilities, taken as a whole, relative to other Persons engaged in businesses and industries similar to the Business and the Products in the Relevant Jurisdictions (in which case, only the incremental disproportional effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

“Milestone Event” has the meaning set forth in Section 2.06(d).

“Milestone Payment” has the meaning set forth in Section 2.06(d).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Navy Yard Facility” means Seller’s facility at 351 Rouse Boulevard, The Navy Yard, Philadelphia PA 19112.

“Non-assigned Asset” has the meaning set forth in Section 2.02(a).

“Notification Period” has the meaning set forth in Section 6.23(c).

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Omitted Employee” has the meaning set forth in Section 6.05(a)(ii).

“Outside Date” has the meaning set forth in Section 9.01.

“Party” means Seller or Purchaser individually, as the context so requires, and the term “Parties” means, collectively, Seller and Purchaser.

“Patent Assignments” means the patent assignments, substantially in the form attached hereto as Exhibit H (with assignments in recordable form to be delivered after the Closing).

“Patents” means patents, registrations, invention disclosures, and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications.

“Payoff Amount” means the amount required to be paid under the Payoff Letter.

“Payoff Letter” means, in respect of the Hercules Capital Credit Agreement, a payoff letter, substantially in the form attached hereto as Exhibit J.

“Permitted Activities” has the meaning given in Section 6.13.

“Permitted Liens” means (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements included in the most recent public filings of Adaptimmune Therapeutics plc under the Exchange Act, (ii) with respect to Transferred Real Property, (A) all matters, whether or not of record, that arise out of the actions of Purchaser, its Affiliates, or any of their Representatives or contractors, (B) all easements, covenants, conditions, restrictions, rights-of-way, restrictions and other encumbrances recorded in the public records in which the Transferred Real Property is located and affecting any Transferred Real Property, (C) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Transferred Real Property, in each case to the extent publicly available or made available by Seller to Purchaser (including those relating to physical condition or variations in location or dimension), and (D) any and all Laws affecting the Transferred Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Transferred Real Property), (iii) any statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (iv) any licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property incurred in the ordinary course of business and which do not materially impair the current use and operation of the assets to which they relate, (v) any Liens created pursuant to or in connection with this Agreement or as specifically disclosed in the Seller Disclosure Letter and (vi) Liens expressly approved in writing by Purchaser.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), Union or other employee representative body, firm or other enterprise, association, organization, entity or Governmental Authority.

“Post-Closing COBRA Liability has the meaning set forth in Section 6.07.

“Pre-Closing Tax Period” means any taxable period (including the portion of any Straddle Period) ending on or before the date of this Agreement.

“Products” has the meaning set forth in the Recitals to this Agreement. For clarity, “Products” shall not include any other product of Seller notwithstanding the fact that such other product is directed towards the same protein target as any of the Products.

“Purchase Price” means the Closing Date Payment, plus any Milestone Payments that are paid.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Disclosure Letter” has the meaning set forth in ARTICLE V.

“Purchaser Indemnitees” has the meaning set forth in Section 8.01(a).

“Purchaser IP Rights” means all Intellectual Property rights under Purchaser’s Control as of and at any time following the date of this Agreement, including all Intellectual Property rights acquired by Purchaser pursuant to this Agreement or any Ancillary Agreement.

“Purchaser Material Adverse Effect” means any effect, event, occurrence, development or change that would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transactions.

“Purchaser Payment Obligation” has the meaning set forth in Section 8.12(a).

“Purchaser Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, on the consolidated financial statements of Purchaser, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business in respect of obligations not yet due or payable or that are being contested in good faith through appropriate proceedings, and in each case, for which adequate reserves have been established, in accordance with GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (v) licenses, options or other covenants of, or other contractual obligations with respect to, any Intellectual Property incurred in the ordinary course of business and do not impair the current use and operation of the assets to which they relate, (vi) any Liens created pursuant to Purchaser’s financing transactions entered into in connection with this Agreement or disclosed in the Purchaser Disclosure Letter and (vii) Liens approved in writing by Seller.

“Purchaser Related Persons” has the meaning set forth in Section 5.10.

“Purchaser Tax Refund” has the meaning set forth in Section 6.21(b).

“Purchaser Taxes” means any Liability for (i) any Taxes relating to or arising in connection with the ownership or operation of or in connection with the Purchased Assets, the Assumed Liabilities or the Business for any taxable period (or portion thereof) beginning after the Closing Date (apportioned in the case of a Straddle Period pursuant to Section 2.11), (ii) Purchaser’s portion of Transfer Taxes as described in Section 2.08, (iii) any Action in respect of any Purchaser Tax Refund described in Section 6.21(b) and (iv) payment of any amount as a result of joint, several, transferee or successor liability, by contract, operation of Law, in respect of amounts described in the foregoing clauses (i)-(iii).

“Purchaser’s Closing Certificate” means a certificate of an officer of Purchaser substantially in the form attached hereto as Exhibit D, enclosing a copy of (i) its certificate of formation certified by the Secretary of State of the State of Delaware, (ii) its operating agreement; (iii) resolutions of the sole member of Purchaser authorizing Purchaser to enter into this Agreement and the other Transaction Documents and to consummate the Transactions and (iv) certifying as to the satisfaction of the conditions set forth in Section 7.02.

“Quality Agreement” has the meaning set forth in Section 6.08(g).

“reasonable efforts” means, with respect to a Party, the level of diligence and resources that such Party would customarily apply to the management, protection, and preservation of its own property of similar nature and value under comparable circumstances.

“Receiving Party” has the meaning set forth in Section 6.22(d).

“Regulatory Authority” has the meaning set forth in the Transition Services Agreement.

“Regulatory Compliance Representations” means the representations and warranties set forth in Section 4.13, Section 4.14 and Section 4.15.

“Regulatory Information” means all (i) registrations, licenses, authorizations, and approvals from any Regulatory Authority, and any applications with respect to same (including all investigational new drug applications and BLAs); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) any drug master file; in the case of each of (i) through (iii), that either were filed during or received from any Regulatory Authority in the conduct of the Transferring Trials or were obtained or filed for the clinical development, marketing or manufacturing of TECELRA or otherwise are specific to the Products or to the Transferred Governmental Authorizations.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Relevant Jurisdictions” means the entire world, including (i) all countries and political subdivisions, territories and possessions thereof, whether currently existing or formed in the future; (ii) their land, inland and territorial waters, continental shelves and exclusive economic zones; (iii) the corresponding airspace; and (iv) any other jurisdiction in or under which Transferred Intellectual Property may be asserted or regulatory approvals sought now or hereafter.

“Replacement Service Provider” means any provider of services that are the same or substantially the same as any of the services provided under the Transition Services Agreement.

“Relevant Personnel” has the meaning set forth in Section 4.20.

“Representatives” means, with respect to either Party, such Party’s Affiliates and their respective parents, officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives.

“Restraint” means any order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Authority.

“Restricted Market” means any of the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria.

“Restricted Party” means, to the extent applicable, any Person that is the target of sanctions, including (i) any Person listed in any sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Federal Department of Finance of Switzerland or any other applicable Governmental Authority or (ii) any Person located, organized or resident in a Restricted Market.

“Retained Employees” means the employees of Seller, any of the Divesting Entities or any of their respective Affiliates who are not Transferred Employees (including, for the avoidance of doubt, any such employees who are providing services under the Transition Services Agreement).

“Retained Liabilities” has the meaning set forth in Section 2.05.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Seller Inbound IP Agreements” has the meaning set forth in Section 4.10(f).

“Seller Indemnitees” has the meaning set forth in Section 8.02(a).

“Seller IP Agreements” has the meaning set forth in Section 4.10(g).

“Seller Names” means the names and logos of Seller, the Divesting Entities and all of its and their Affiliates, in each case as set forth in Schedule 1.01(b).

“Seller Outbound IP Agreements” has the meaning set forth in Section 4.10(g).

“Seller Parties” has the meaning set forth in Section 8.12(a).

“Seller SEC Documents” has the meaning set forth in ARTICLE IV.

“Seller’s Closing Certificate” means a certificate of a director of Seller certifying as to the satisfaction of the conditions set forth in Sections 7.01(a) and (b).

“Seller Tax Refund” has the meaning set forth in Section 6.21(a).

“Set-Off Notice” has the meaning set forth in Section 8.12(b).

“Shared Contract” means a third party contract that is used by Seller immediately prior to Closing in relation to the provision of services required for the development, manufacture or supply of Products but which also includes services relating to Seller’s other products.

“Straddle Period” has the meaning set forth in Section 2.11.

“Supervisory Authority” has the meaning set forth in Section 6.23(e).

“Tax Refund” has the meaning set forth in Section 6.21(a).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, filings, and information returns) filed or required to be filed with a Taxing Authority, including schedules or any attachments thereto and any amendments thereof.

“Taxes” includes all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, capital stock, severances, stamp, payroll, sales, employment, unemployment, social security, premium, windfall profit, ad valorem, environmental, disability, use, property (real or personal), service, license, lease, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties, fees, or assessments, in each case, in the nature of tax, together with all interest, penalties and additions to tax or additional amounts imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Taxing Authority” means any Governmental Authority with any authority to assess, determine, collect, impose, regulate or administer the imposition of Taxes.

“third party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Purchaser and any of its Affiliates, Seller and any of its Affiliates, and the Representatives of such Person.

“Third Party Claim” has the meaning set forth in Section 8.03.

“Third Party Claim Notice” has the meaning set forth in Section 8.03.

“Trademark Assignments” means the trademark assignments, substantially in the form attached hereto as Exhibit E (with assignments in recordable form to be delivered after the Closing).

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities.

“Transfer Letters” means, to the extent required under applicable Laws, the letter(s) or filings from each of Seller and Purchaser to the relevant Governmental Authority in each Relevant Jurisdiction, notifying such Governmental Authorities of the transfer of the rights to the Transferred Governmental Authorizations to Purchaser in the Relevant Jurisdiction.

“Transfer Taxes” means any federal, state, county, local, non-U.S. and other transfer, sales, use, conveyance, documentary transfer, stamp duty, registration, recording, notarization fees, goods, or other similar Tax (but not including a VAT) imposed in connection with the Transactions.

“Transferred Contracts” means all Contracts of Purchaser that primarily relate to the Products or that are necessary for the manufacture, development, supply, import, use, and/or commercialization of the Products, including the Contracts set forth on Schedule 1.01(c).

“Transferred Copyrights” means all Copyrights owned Seller that primarily relate to works that relate to the Products or the Business.

“Transferred Domain Names” means the Domain Names and social media handles set forth on Schedule 1.01(d).

“Transferred Employees” means those employees listed on Schedule 1.01(e).

“Transferred Equipment” means (a) all inventory, tools, equipment, at the Transferred Real Property, including those set forth on Schedule 1.01(f); (b) all inventory, tools, molds and equipment at the Binney Street Facility used in process development activities for the Products as at Closing as set forth on Schedule 1.01(f). In each case, “Transferred Equipment” shall not include any Excluded Assets.

“Transferred Governmental Authorizations” has the meaning set forth in Section 2.01(b).

“Transferred Intellectual Property” means the Transferred Patents, the Transferred Know-How, the Transferred Copyrights, the Transferred Domain Names, and the Transferred Trademarks, and all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date of this Agreement, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages, including costs and attorneys’ fees. “Transferred Intellectual Property” shall not include the Excluded Intellectual Property.

“Transferred Know-How” means all Know-How owned by Seller that is exclusively related to the Products or Business.

“Transferred Lease” has the meaning set forth in Section 4.09(a).

“Transferred Patents” means the Patents set forth on Schedule 1.01(g).

“Transferred Personal Data” has the meaning set forth in Section 6.23(e).

“Transferred Real Property” means the leased real property set forth on Schedule 1.01(h).

“Transferred Trademarks” means the Trademarks set forth on Schedule 1.01(i), together with all goodwill associated with the foregoing.

“Transferring Trial” has the meaning set forth in the Transition Services Agreement.

“Transition Services” has the meaning set forth in the Transition Services Agreement.

“Transition Services Agreement” means the transition services agreement between Purchaser (or it Affiliates) and Seller (or its Affiliates) substantially in the form attached hereto as Exhibit F.

“Trial Transfer Date” has the meaning set forth in the Transition Services Agreement.

“TUPE” means the Transfer or Undertakings (Protection of Employment) Regulations 2006.

“UK Facilities” means Seller’s facility located at 60 Jubilee Avenue, Milton Park Abingdon, Oxfordshire OX14 4RX and Seller’s facility located at the CGT Catapult facility, Gunnels Wood Road, Stevenage, Hertfordshire SG1 2FX and the associated office space at Arlington Court, Stevenage, Hertfordshire.

“Undisclosed Liabilities” means Liabilities of Seller as of the date of this Agreement that were not disclosed as Liabilities of Seller in Seller’s balance sheet set forth on Schedule 1.01 (as updated as of the date of this Agreement by Seller and provided to Purchaser within twenty-eight (28) days of the date of this Agreement, so long as any such updates are consistent with the accounting principles historically applied by the Company and utilized in the preparation of Schedule 1.01 as of the Closing Date, and such Liabilities were incurred in the ordinary course of business) (such balance sheet, “Seller’s Balance Sheet”).

“Union” has the meaning set forth in Section 4.11(b).

“VAT” means: (i) value added tax imposed by the United Kingdom under the Value Added Tax Act 1994; (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) any other tax of a similar nature, whether imposed in a member state of the European Union or the United Kingdom in substitution for, or levied in addition to, such tax referred to in (i) or (ii) above, or imposed elsewhere (but excluding sales and use taxes imposed in the United States which, for the avoidance of doubt, shall be treated as Transfer Taxes for purposes of this Agreement).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations thereunder.

Section 1.02.         Other Definitional Provisions.

(a)            The terms “hereof”, “herein”, “hereto” and “hereunder” and terms of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(c)            The terms “U.S. Dollars” and “$” mean lawful currency of the United States.

(d)            The terms “include,” “includes” and “including” means “including, without limitation.”

(e)            When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or a Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated.

(f)             Time periods based on a number of days within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)            The term “United States” shall refer to the United States of America and its territories, including Puerto Rico.

ARTICLE II
PURCHASE AND SALE

Section 2.01.         Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause the Divesting Entities to, sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and the Divesting Entities, free and clear of all Liens (other than Permitted Liens) all of Seller’s and the Divesting Entities’ rights, titles and interests in, to or under the assets, properties and rights set forth below (collectively, the “Purchased Assets”):

(a)            the Transferred Intellectual Property;

(b)            the Governmental Authorizations set forth on Schedule 2.01(b), including all investigational new drug applications, BLAs, FDA establishment registrations, and FDA drug listings (including National Drug Code numbers) relating to the Products or the Business, to the extent transferrable in compliance with applicable Laws (collectively, the “Transferred Governmental Authorizations”);

(c)            subject to Section 6.03 and Section 6.08 (and other than the items set forth in Section 2.03(e)), the following records and files relating to the Purchased Assets in the Relevant Jurisdictions and in the possession of Seller or any of its Affiliates (but excluding records or files not reasonably separable from documents or databases that do not relate to the Purchased Assets in the Relevant Jurisdictions): (i) quality control and pharmacovigilance records and (ii) other business records, to the extent that such other business records are required to be transferred under applicable Law (the foregoing records and documents, collectively the “Business Books and Records”); provided, however, that Seller may retain copies of the Business Books and Records; provided, further, that with respect to the preceding clauses (i) and (ii) such records shall be produced solely for such records created or acquired on or after January 1, 2024. For the avoidance of doubt, the term “Business Books and Records” shall not include Tax Returns or any other books and records in respect of Taxes; provided, further, however, that, Seller is expressly permitted to retain, use (without restriction) and make copies of the records or files transferred pursuant to this clause (c) for the purposes of any Excluded Assets;

(d)            the Regulatory Information; provided, that Seller is expressly permitted to retain, use (without restriction) and make copies of any Regulatory Information that also relates to Excluded Assets (or the portion thereof, as applicable);

(e)            the Transferred Real Property subject to the Assignment of Lease;

(f)             all manufacturing and laboratory equipment, reagents, supplies, packaging materials related to the development, testing, or manufacturing of Products existing at the Navy Yard Facility or existing at the Binney Street Facility, including the Transferred Equipment;

(g)            all furniture/furnishings, office equipment (i.e., conference systems, copiers, etc.), supplies and electronic equipment at the Navy Yard Facility and the Binney Street Facility, excluding only electronic equipment issued to U.S. Retained Employees (i.e., laptops and phones issued to US Retained Employees currently working from the Navy Yard Facility, the Binney Street Facility or field-based);

(h)            all purchase orders for finished goods Products that are outstanding as of the Closing;

(i)             personnel, IRS Form I-9, or other employment-related records with respect to the Transferred Employees unless prohibited by applicable Law (and subject to the consent of such Transferred Employees where required by Law);

(j)             Accounts Receivable, and to the extent any invoices are prepaid (i.e., the invoice due date is after the date of this Agreement, but funds are received by Seller or an Affiliate of Seller on or prior to the date of this Agreement), then the amount of such prepayments shall be remitted by Seller to Purchaser within seven (7) days of the Closing Date;

(k)            the Inventories;

(l)             the security deposits made by Seller related to the Transferred Real Property;

(m)           the Transferred Contracts; and

(n)            all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party, to the extent primarily relating to any Assumed Liabilities or Purchased Assets.

Section 2.02.         Matters Related to Purchased Assets and Commingled Assets.

(a)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Purchased Asset to the extent that such Purchased Asset is not assignable or transferable without the consent of any Person, other than Seller, Purchaser or any of their respective Affiliates, to the extent that such consent shall not have been given prior to the Closing (each, a “Non-assigned Asset”); provided, however, that, subject to Section 6.11, Seller shall use after the Closing and in accordance with the terms of the Transition Services Agreement, reasonable efforts to obtain, and Purchaser shall use its reasonable efforts to assist and cooperate with Seller in connection therewith, all necessary consents to the assignment and transfer of each Non-assigned Asset; provided, further, that, subject to Section 6.11, none of Seller, Purchaser or any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts (unless the other Party reimburses such Party for any such expense); provided, further, that Seller will facilitate the requisite supply under any Transferred Contracts (subject to the terms of the Transition Services Agreement) until the earlier of (i) Purchaser’s entry into a replacement agreement and (ii) June 30, 2026. For purposes of this Section 2.02(a), reasonable efforts shall require the Parties to begin discussions no later than March 31, 2026, the purposes of which shall be to avoid the disruption in commercial supply for the benefit of Purchaser. With respect to any Non-assigned Asset and in accordance with the Transition Services Agreement after the Closing Date, Seller shall, and shall cause the Divesting Entities to, use reasonable efforts to provide to Purchaser substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of Purchaser, and at the expense of Purchaser, any rights of Seller or the Divesting Entities arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of Purchaser and as further set out in the Transition Services Agreement. As a condition to Seller providing Purchaser with benefits of any Non-assigned Asset, Purchaser shall perform, at the direction of Seller or the applicable Divesting Entity, the obligations of Seller or the Divesting Entity thereunder. Upon receipt following the Closing of the consents required to transfer any Non-assigned Asset to Purchaser, Seller shall use reasonable efforts to, or to cause the applicable Divesting Entity to, transfer and convey such Non-assigned Asset to Purchaser without payment of any additional consideration by Purchaser. Each of Purchaser and Seller agree that for all applicable Tax purposes the beneficial ownership of such Non-assigned Asset shall be transferred at Closing.

(b)            In relation to Shared Contracts, Seller and Purchaser shall work together in accordance with the Transition Services Agreement and use reasonable efforts to either (i) assign to Purchaser those parts of the Shared Contracts relating to the development, manufacture or supply of the Products as soon as reasonably practicable after the Closing; or (ii) facilitate the entry into a new agreement with the relevant third party for the provision of the third party services applicable to the development, manufacture or supply of the Products.

(c)            Seller provides no assurances to Purchaser that any consent, authorization, approval or waiver of a third party contemplated by this Section 2.02 will be granted. Subject to compliance by Seller with the provisions of this Section 2.02, the Parties acknowledge and agree that neither Seller nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself nor (ii) any default or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transactions in and of itself shall be deemed a breach of any representation, warranty or covenant of Seller contained in this Agreement; provided, that to the extent that any Transferred Governmental Authorizations are not capable of transfer by Seller to Purchaser as of the Closing Date, then maintenance of the Transferred Governmental Authorizations shall be provided by Seller pursuant to and subject to the terms of the Transition Services Agreement and if not otherwise explicitly stated in the Transition Services Agreement, for the term of such Transition Services Agreement.

Section 2.03.         Excluded Assets. Purchaser shall not acquire any right, title or interest in, to or under any asset of Seller or its Affiliates other than the Purchased Assets, including (collectively, the “Excluded Assets”):

(a)            any component of working capital (other than the Inventories);

(b)            any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(c)            any Contracts of Seller or the Divesting Entities, or rights therein or thereunder, other than the Transferred Contracts;

(d)            any licenses, permits, registrations, certificates or other authorizations, consents, clearances or approvals of Seller and its Affiliates, other than the Transferred Governmental Authorizations;

(e)            any Tax losses, Tax loss carryforwards, Tax credits, Tax credit carryforwards and other similar income Tax attributes, all deposits or advance payments with respect to Taxes, and any claims, rights, and any interest in and to any refund, credit or reduction of Taxes;

(f)             (i) the corporate books and records of Seller and its Affiliates that are not Business Books and Records, (ii) any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege, (iii) Tax Returns, Tax information, and Tax records and (iv) any documents that were received from third parties in connection with their proposed acquisition of the Purchased Assets or the Products or that were prepared by Seller or any of its Affiliates in connection therewith;

(g)            any personnel, IRS Form I-9, or other employment-related records of the Retained Employees and any personnel, IRS Form I-9, or other employment-related records of Transferred Employees where transfer of such records is prohibited by Law or whose consent to such transfer is required by applicable Law and such Transferred Employee has not consented to such transfer;

(h)            any Employee Benefit Plan, including all trusts, insurance policy contracts or other assets related to such plans;

(i)             any current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(j)             any of the Excluded Intellectual Property;

(k)            the UK Facilities and the Binney Street Facility;

(l)             any rights, claims and credits of Seller or any of its Affiliates relating to any Excluded Asset or any Retained Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Retained Liability;

(m)           any inventory (other than the Inventories), tools, molds and equipment, other than the Transferred Equipment; and

(n)            any rights that could be construed to interfere with, hinder or compromise Seller’s ability to institute or maintain any claim, action, suit or proceeding against a third party for infringement of Patents owned or licensed by Seller or its Affiliates, including Patents being licensed or sub-licensed to Purchaser by Seller.

Section 2.04.         Assumption of Certain Obligations. Purchaser agrees, effective at the Closing, to assume and to timely satisfy and discharge the following Liabilities of Seller and its Affiliates (such Liabilities listed in clauses (a) through (k) below being collectively referred to hereinafter as the “Assumed Liabilities”):

(a)            subject to Section 2.04(b), all Liabilities arising out of or relating to lawsuits and claims, irrespective of the legal theory asserted, arising from the development, commercialization, manufacture, packaging, import, marketing, labeling, distribution, sale or use of the Products, operation of the Business, or the use of the Purchased Assets, in each case, by Purchaser or its Affiliates on or after the date of this Agreement, including all such lawsuits and claims in which it is alleged that the Products or Purchased Assets were designed or developed before the date of this Agreement, and including all such lawsuits and claims relating to warranty obligations and alleged Intellectual Property infringement;

(b)            all Liabilities arising out of or relating to the Products (including product liability claims, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products), to the extent that such claims are commenced, made or asserted in writing on or after the date of this Agreement;

(c)            all Liabilities to third-party customers, third-party suppliers or other third parties for the Products, materials and services, to the extent relating to the Products or the Purchased Assets, ordered in the ordinary course of business either (i) prior to the date of this Agreement, but scheduled to be delivered or provided after the date of this Agreement; (ii) on or after the date of this Agreement; (iii) invoiced by third party after the date of this Agreement; or (iv) comprised within accounts payable allocated to Purchaser and as set forth in Seller’s Balance Sheet;

(d)            all other Liabilities arising out of or relating to the Products or the Purchased Assets, including the use, ownership, possession, operation, management, business integration, sale or lease of the Purchased Assets and the sale of any of the Products by Purchaser or its Affiliates, to the extent arising on or after the date of this Agreement;

(e)            all Liabilities arising out of, relating to, or with respect to the Transferred Employees arising after the later of (i) the date of this Agreement and (ii) the Employee Transition Date (as defined in the Transition Services Agreement) with respect to a Transferred Employee, including any severance, payment in lieu of notice, or similar payments related to the termination of employment of the Transferred Employees by Purchaser, along with any employment or payroll Taxes related to such amounts;

(f)             all Liabilities arising out of, relating to, or with respect to any notice pay or benefits and claims under the WARN Act with respect to any Transferred Employee arising on or after the earlier of (i) the date of this Agreement and (ii) the Employee Transition Date;

(g)            the Post-Closing COBRA Liabilities;

(h)            all Liabilities for Purchaser Taxes;

(i)             all Liabilities of Seller as lessee arising under or pursuant to the Transferred Real Property (including the security deposit) made by Seller related to the Transferred Real Property;

(j)             all other Liabilities arising on or after the date of this Agreement out of or relating to the return of any Product sold on or prior to the date of this Agreement, other than the Retained Liabilities set forth in Section 2.05; and

(k)            all Liabilities arising out of or relating to the return of any Products sold by Seller or its Affiliates on or prior to the date of this Agreement and that are returned to either Party after the date of this Agreement in accordance with the terms of the agreement with the applicable customer.

Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be liable, whether directly or indirectly, more than once for the payment, satisfaction, discharge, or performance of any liability or expense, whether such liability or expense is reflected on Seller’s Balance Sheet, otherwise disclosed, or arises under any provision of this Agreement. If any liability or expense is paid, satisfied, discharged, or performed by Purchaser or any of its Affiliates, neither Seller nor any other Person shall be entitled to require Purchaser to pay, satisfy, discharge, or perform such liability or expense again, whether by way of indemnification, assumption of liabilities, set-off, or otherwise, and any such liability or expense shall be deemed to have been fully satisfied for all purposes of this Agreement.

Section 2.05.         Retained Liabilities. Seller and its Affiliates retain and will be responsible for all Liabilities of Seller that arose prior to the date of this Agreement, except to the extent any such Liabilities constitute Assumed Liabilities (such residual Liabilities, the “Retained Liabilities”), including:

(a)            subject to Section 2.05(b), all Liabilities arising out of or relating to lawsuits and claims, irrespective of the legal theory asserted, regardless of when such lawsuit or claim was commenced or made, that arose from the development, commercialization, manufacture, packaging, import, marketing, labeling, distribution, sale or use of the Products or the use or possession of the Purchased Assets, in each case, by Seller or its Affiliates prior to the date of this Agreement, provided that, in no event shall Seller or its Affiliates have any liability in respect of actions or omissions of Purchaser or its Affiliates on or after the date of this Agreement (including Purchaser’s or its Affiliates’ commercialization, manufacture, packaging, importation, marketing, labeling, distribution, sale or use of the Products or Purchased Assets that were designed or developed before the date of this Agreement);

(b)            all Liabilities arising out of or relating to the Products (including product liability claims, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products), to the extent that such claims were commenced, made or asserted in writing to Seller prior to the date of this Agreement;

(c)            subject to Section 2.04(c), all Liabilities to third-party customers, third-party suppliers or other third parties for the Products, materials and services, to the extent relating to the Products or the Purchased Assets, in each case, arising prior to the date of this Agreement;

(d)            all Liabilities for any credits or rebates in respect of the Products and all Liabilities arising out of or relating to any recall or post-sale warning in respect of the Products, in each case, sold by Seller or its Affiliates prior to the date of this Agreement, regardless of whether such Liabilities arose prior to or after the date of this Agreement;

(e)            all Liabilities to the extent related to the Excluded Assets;

(f)             all Liabilities for Excluded Taxes; and

(g)            all Liabilities to the extent related to (i) the Retained Employees and the Former Employees, (ii) all Employee Benefit Plans, and (iii) any Transferred Employee prior to such Transferred Employee’s commencement of employment with Purchaser, including all salaries, bonuses (payable) and accrued paid time-off (other similar benefits), along with any payment or payroll Taxes related to such amounts.

Section 2.06.         Purchase Price.

(a)            In consideration of the sale and transfer of the Purchased Assets and the entry into the License Agreement, Purchaser agrees to pay, for the benefit of Seller and each Divesting Entity, the Purchase Price in accordance with the terms of this Agreement and Schedule 2.06(c) exclusive of any Transfer Taxes and VAT (including amounts in respect of VAT), and to assume, satisfy and discharge when due all Assumed Liabilities. The Closing Date Payment shall be paid in immediately available funds by wire transfer on the Closing Date, in accordance with the Payoff Letter and written instructions given by Seller to Purchaser prior to the Closing Date in cash in U.S. Dollars. The remainder of the Purchase Price shall be paid in accordance with Schedule 2.06(c). The Purchase Price shall be allocated as described in Section 2.07.

(b)            Except as provided in Section 2.06(c), Seller expressly acknowledges and agrees that (i) Purchaser does not make, and has no obligation to make, any covenant, representation, warranty or commitment of any kind to research, develop, seek regulatory approval for, manufacture, commercialize, market, sell or otherwise exploit any Product or to use commercially reasonable efforts, best efforts or any other level of efforts (contractual or implied) to do so; and (ii) Purchaser shall have sole, absolute and unfettered discretion with respect to all matters concerning the Products and their exploitation, including the right to (A) develop, acquire, manufacture or commercialize competing products or (B) dispose of, out-license or otherwise transfer any Product or related Intellectual Property, in each case without incurring liability to Seller or any other Person.

(c)            Purchaser shall use Commercially Reasonable Efforts to (a) submit to the FDA all modules of a Biologics License Application (“BLA”) for lete-cel in sufficient time that it would be accepted for review by the FDA by December 31, 2026 and (b) obtain a full FDA marketing approval of lete-cel for biomarker-eligible patients with advanced or metastatic disease in each of (i) MRCLS and (ii) SYS by September 30, 2027 or as soon as reasonably practicable thereafter. For clarity, the delay in acceptance for review or approval of a BLA, which is caused by the FDA, shall not constitute Purchaser’s failure to use Commercially Reasonable Efforts.

(d)            Except as provided in Section 2.06(c), each Party hereby waives any right to assert that Purchaser owes Seller any implied covenant of good faith and fair dealing, fiduciary duty, diligence obligation or similar equitable or common-law duty with respect to the achievement of any milestone event (each, a “Milestone Event” and collectively, the “Milestone Events”) or the non-refundable payment for the achievement of any Milestone Event (each a “Milestone Payment” and collectively, the “Milestone Payments”), in each case, as set forth on Schedule 2.06(c).

(e)            Upon the achievement of any Milestone Event set forth on Schedule 2.06(c), Purchaser shall make the applicable Milestone Payment to Seller in accordance with Schedule 2.06(c). Seller’s right to receive a Milestone Payment is contingent solely upon the actual occurrence of the applicable Milestone Event within the applicable period set forth on Schedule 2.06(c). If a Milestone Event does not occur within the applicable period, the corresponding Milestone Payment shall be forfeited as provided in Schedule 2.06(c), and Purchaser shall have no further liability therefor.

(f)            Other than Seller’s ability to pursue any and all available remedies it may have against Parent pursuant to the Guarantee, Seller’s sole and exclusive remedy for Purchaser’s failure to make any Milestone Payment that is due and payable or any breach of Section 2.06(c) shall be an action to recover such unpaid amount. Seller shall not be entitled to seek injunctive or equitable relief compelling Purchaser to research, develop, seek approval for, manufacture, sell or otherwise exploit any Product.

(g)            Within seventy-five (75) days after the end of each Calendar Year during which any Milestone Event may occur, Purchaser shall deliver to Seller a written notice stating whether such Milestone Event occurred in that Calendar Year.

(h)            Records and Audit Rights.

(i)            Purchaser shall keep financial books and records in accordance with its own historical accounting practices in relation to this Agreement, included in relation to Net Product Revenue and Milestone Events. Purchaser will keep such books and records for at least three (3) years following the Calendar Year to which they pertain.

(ii)           Seller may, upon written request, cause an internationally-recognized independent accounting firm which is reasonably acceptable to Purchaser (the “Auditor”) to inspect the relevant records of Purchaser and its Affiliates to verify such Net Product Revenue and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an agreement acceptable to Purchaser pursuant to which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to Seller only its conclusions regarding any payments under this Agreement.

(iii)          Purchaser and its Affiliates shall make their records available for inspection by the Auditor during regular business hours, upon receipt of reasonable advance notice from Seller. The records shall be reviewed solely to verify the accuracy of payments made by Purchaser. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. In addition, Seller shall only be entitled to audit the books and records of Purchaser from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made. Seller agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, which information shall constitute the Confidential Information of the audited Party, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Laws.

(iv)          The Auditor shall provide its audit report and basis for any determination to Purchaser at the time such report is provided to Seller before it is considered final; provided, that, at least ten (10) Business Days prior to the provision of such report, the Auditor shall provide its draft audit report and basis for any determination to Purchaser to verify the exclusion of any Confidential Information and to allow for the reasonable review and provision of comments by Purchaser. Purchaser shall have the right to request a further determination by such Auditor as to matters which the audited Party disputes within thirty (30) days following receipt of such report. Purchaser will provide Seller and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters and will be final and binding on the Parties.

(v)           In the event that the final result of the inspection reveals an underpayment or overpayment by Purchaser, the underpaid or overpaid amount shall be settled promptly, including, in the case of any overpayment, at Purchaser’s election, by: (i) submission of an invoice to Seller, which shall be promptly paid by Seller; or (ii) offset by Purchaser against the Milestone Payments. Seller shall pay for such audits, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, that if an underpayment of more than five percent (5.0%) of the total payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by Purchaser.

(i)             Purchaser may assign or otherwise transfer the Products (including its worldwide rights in Transferred Intellectual Property) and may sublicense or assign its rights licensed under the License Agreement in accordance with the terms of the License Agreement without the consent of Seller, provided that Purchaser causes any such assignee or transferee to expressly assume Purchaser’s obligations under this Section 2.06 with respect to such Products.

(j)             The provisions of this Section 2.06 shall survive the Closing and any termination of this Agreement.

(k)            No past, present or future director, officer, employee, equityholder, Affiliate or Representative of Purchaser shall have any personal liability for any obligations of Purchaser under this Section 2.06.

Section 2.07.         Allocation of Purchase Price. In respect of each Seller and a Divesting Entity, Seller shall prepare a draft allocation of the applicable Purchase Price and applicable Assumed Liabilities as determined for Tax purposes, and any adjustments thereto, among the applicable Purchased Assets and Ancillary Agreements within one hundred and twenty days (120) days after the Closing Date and shall deliver such allocation to Purchaser for Purchaser’s review and comment (the “Allocation”). Such allocation shall be prepared in accordance with applicable Law and the principles set forth on Schedule 2.07. Seller shall consider in good faith any comments Purchaser may have and Purchaser shall provide such comments, if any, within thirty (30) days following the delivery of the Allocation by Seller. The Parties will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns, including Form 8594, consistent with the Allocation; provided, however, that no Party shall be required to take any position on any Tax Return that its Tax Return preparer determines is not supportable at a “more likely than not” or higher level of comfort. Any such Party intending to take a contrary position as provided in the immediately preceding proviso shall give the other Party prompt written notice in respect thereof. The Parties shall consult with each other in good faith regarding such determination.

Section 2.08.         Transfer Taxes.

(a)            All Transfer Taxes payable shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller other than any Transfer Taxes that are recoverable or creditable with reasonable efforts in which case such Transfer Taxes shall be borne solely by the Party that could so recover or credit such Transfer Taxes.

(b)            Purchaser and Seller shall cooperate in making and timely filing all Tax Returns and making any payment of Transfer Taxes, in each case, as may be required to comply with the provisions of applicable Transfer Tax Laws, and in minimizing applicable Transfer Taxes to the extent commercially reasonable and permitted by such Laws.

Section 2.09.         VAT.

(a)            The amount of any payment for a supply of goods or services or the value of any supply (including the value of any supply referred to in calculating any sum due under this Agreement) made or deemed to be made by Seller or any Divesting Entity pursuant to this Agreement shall be taken to be exclusive of any applicable VAT. Without prejudice to the foregoing, Seller (for itself and on behalf of each Divesting Entity) hereby confirms to Purchaser that, subject to this Section 2.09(a) and Section 2.09(b), neither Seller nor any Divesting Entity intends to take the position that any VAT is chargeable on any supplies made or deemed to be made by Seller or any Divesting Entity to Purchaser pursuant to this Agreement and Purchaser confirms to Seller its understanding that it (as of the date of this Agreement and at the time of any supply contemplated by this Section 2.09): (a) is (and will be) a “relevant business person”; and (b) does not have (and will not have) a business establishment (or other fixed establishment) in the United Kingdom, in each case, for the purposes of UK VAT. In the event that any VAT is nevertheless required by applicable Law to be paid on any supply made or deemed to be made by Seller or any Divesting Entity to Purchaser under this Agreement by virtue of the place of any such supply for VAT purposes being the United Kingdom, an amount equal to any VAT for which Seller, any Divesting Entity or any of their respective Affiliates is liable to account to any Governmental Authority in respect of any such supply shall be paid by Purchaser in cash (but otherwise in the same manner) at the time as the relevant payment or other consideration, provided that Seller has: (i) substantiated in writing to Purchaser the requirement under applicable Law for VAT to be paid on the relevant supply; and (ii) notified Purchaser at least fifteen (15) Business Days in advance of the relevant payment or other consideration becoming due and otherwise within fifteen (15) Business Days of notification of the relevant liability, and, in either such case, against provision by the relevant supplier of a valid VAT invoice in respect of the same. Seller further agrees to use (and to procure that any relevant Divesting Entity or relevant Affiliate shall use) commercially reasonable endeavors to cooperate with Purchaser with a view to mitigating any requirement to charge VAT in respect of any supply by Seller or any Divesting Entity to Purchaser under this Agreement.

(b)            In the event that any Governmental Authority determines in writing that any VAT is chargeable on the sale of the Purchased Assets, and to the extent that an amount in respect of such VAT was not charged in accordance with Section 2.09(a), then Seller shall, as soon as reasonably practicable, notify, or shall cause the relevant Divesting Entity to, as soon as reasonably practicable, notify, Purchaser of such determination and Purchaser shall (against production by Seller or the relevant Divesting Entity of valid VAT invoices in respect thereof), within ten (10) Business Days of notification of the relevant liability, pay or procure the payment of an amount equal to such VAT (together with any applicable interest and penalties that are not solely attributable to any default or delay of Seller or the relevant Divesting Entity) promptly to Seller or to the relevant Divesting Entity, as applicable, to the extent the relevant Divesting Entity (or one of its Affiliates) is liable to account for the applicable VAT to the relevant Governmental Authority.

Section 2.10.         Tax Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law, and any such amounts that are deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. With respect to any payment to be made on the Closing Date, no such deduction or withholding in respect of Taxes shall be made unless the applicable withholding agent shall have provided the payee with written notice of any such withholding prior to the date hereof; with respect to any subsequent payment to be made following the date hereof, the applicable withholding agent shall use commercially reasonable efforts to provide the payee against whom such withholding is proposed with five (5) Business Days advance written notice of any amounts that any such party intends to withhold under this Section 2.10, and Purchaser and Seller shall use reasonable efforts to cooperate to mitigate or eliminate any such withholding. Purchaser shall remit any Taxes deducted or withheld pursuant to this Section 2.10 to the relevant Taxing Authority as required by applicable Law.

Section 2.11.         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes that are not based upon or measured by net income or gain, proceeds, sales, receipts, transactions or payments for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, this Section 2.11 shall not apply to Transfer Taxes and VAT.

Section 2.12.         Risk of Loss; Casualty and Condemnation. After the date of this Agreement, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Purchaser.

Section 2.13.         Certain Costs. All costs and fees associated with (a) removing and moving any Purchased Asset to a location designated in writing by Purchaser and (b) transferring to Purchaser or one of its Affiliates the Transferred Intellectual Property and the Transferred Governmental Authorizations for the Products conveyed to Purchaser hereunder shall be borne and paid solely by Purchaser when due; provided, however, that if any such amount shall be incurred by Seller, Purchaser shall, subject to receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for the amount of such costs and expense. For the avoidance of doubt, any amounts constituting Transfer Taxes and VAT shall be governed by Section 2.08 and Section 2.09, respectively, and not this Section 2.13. From the date of this Agreement to the date on which the Transferred Real Property is assigned to Purchaser in accordance with the terms of the Assignment of Lease, Purchaser shall reimburse Seller for all costs incurred and paid by Seller under the Transferred Lease and associated with the direct costs of operating the Transferred Real Property, including rent and service charges, parking, business rates, property insurance, building security, waste disposal, maintenance, cleaning and utilities. Purchaser shall pay Seller for such costs at the time same time any costs associated with Transferred Contracts are paid pursuant to the Transition Services Agreement.

ARTICLE III
CLOSING

Section 3.01.         Closing.

(a)            The Closing shall take place at 10:00 A.M. New York time on July 31, 2025 (the “Closing Date”) through electronic exchange of documents and signatures or at such time as the Parties may mutually agree in writing.

(b)            At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the instruments and documents set forth on Exhibit A.

(c)            At the Closing, Purchaser shall deliver (i) the Payoff Amount in accordance with the terms of the Payoff Letter; (ii) to Seller, the Closing Date Payment less the Payoff Amount, by wire transfer in accordance with Section 2.06(a); and (iii) the instruments and documents set forth on Exhibit B.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as expressly disclosed in the reports, statements, schedules, forms and other documents filed or required to be filed by Seller with the SEC (such reports, statements, schedules, forms and other documents filed by Seller and those filed by Seller subsequent to the date hereof, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Seller SEC Documents”) filed with or furnished to the SEC by Seller and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System since January 1, 2023, in each case, prior to the date of this Agreement (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or (ii) as set forth in the disclosure letter delivered by Seller to Purchaser (the “Seller Disclosure Letter”) prior to the execution of this Agreement, which Seller Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Seller Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

Section 4.01.         Organization, Standing and Corporate Power. Seller is a public limited company and each Divesting Entity is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on the Business as currently conducted and as it is related to the Purchased Assets, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.02.         Authority; Binding Effect.

(a)            Seller and each Divesting Entity has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and all other agreements and documents contemplated hereby and thereby, to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller and each Divesting Entity of this Agreement and the other Transaction Documents and the consummation of the Transactions, have been duly authorized and adopted by Seller and each applicable Divesting Entity. No other corporate action or proceeding on the part of Seller or any Divesting Entity is necessary to authorize the execution, delivery and performance by Seller and each Divesting Entity of this Agreement and the other Transaction Documents and the consummation of the Transactions.

(b)            This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (i) and (ii) together, the “Bankruptcy and Equity Exception”).

(c)            Each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Seller and each Divesting Entity party thereto and has been duly and validly executed and delivered by Seller and each Divesting Entity party thereto and, assuming the valid execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller and each Divesting Entity party thereto, enforceable against Seller and each Divesting Entity party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03.         Governmental Authorization. Except for filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, the Companies Act and the United Kingdom’s Financial Services and Markets Act 2000, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of Nasdaq, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement and the other Transaction Documents by Seller and each Divesting Entity, as applicable, and the consummation of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to be have a Material Adverse Effect.

Section 4.04.         No Conflict. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller and each Divesting Entity party thereto, nor the consummation of the Transactions, nor compliance by Seller with any of the provisions of this Agreement or the other Transaction Documents, (a) shall conflict with, violate or result in any breach of any provision of the organizational documents of Seller or any Divesting Entity, (b) assuming that the consents, approvals and filings referred to in Section 4.03 are made and obtained, shall violate any Restraint or Law applicable to Seller or any Divesting Entity, or (c) shall violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, require any consent and/or advance notice to any third party under any Transferred Contract, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Purchased Assets, except, with respect to clauses (b) and (c), for any violations, breaches, losses of benefits, conflicts, defaults, terminations, rights of termination or cancellation, payment, acceleration, consent, advance notice or Lien that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.05.         Discharge of Financial Obligations; Absence of Certain Changes.

(a)            Between June 26, 2025 and the date of this Agreement, Seller has operated its business only in the ordinary course, including with respect to (i) the collection of accounts receivable and payment for Product sales and (ii) the timely payment of Liabilities when due, in each case, in accordance with the historical practices of Seller.

(b)            Except as set forth on Section 4.05 of the Seller Disclosure Letter, since December 31, 2023, Seller and the Divesting Entities have conducted the Business in the ordinary course consistent with past practices in all material respects and there has not been a Material Adverse Effect.

Section 4.06.         Compliance with Laws and Court Orders. Since January 1, 2022, Seller and the Divesting Entities are and have been in compliance with all Laws applicable to the ownership of the Purchased Assets and the conduct of the Business, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no investigation or review by any Governmental Authority with respect to the ownership of the Purchased Assets and the conduct of the Business is pending or threatened except for any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.07.         Litigation. Except (i) as would not have a Material Adverse Effect and (ii)  as set forth on Section 4.07 of the Seller Disclosure Letter, no material Action by or before any Governmental Authority, in each case, arising out of or relating to or involving the Purchased Assets, the Products or the Business, is pending or, to the Knowledge of Seller, or during the past three (3) years has been, pending against or, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates. As of the date of this Agreement, none of Seller or the Divesting Entities in respect of the Business, the Products or the Purchased Assets is or has during the past three (3) years been subject to any outstanding material Restraint. This Section 4.07 does not relate to Intellectual Property, which is the subject of Section 4.10.

Section 4.08.         Transferred Contracts. (a) Each Transferred Contract is valid and binding on Seller or the Divesting Entity that is a party thereto and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception and (b) neither Seller nor any Divesting Entity is in material breach of or material default under, or has provided written notice of its intent to terminate, any Transferred Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder.

Section 4.09.         Properties.

(a)            Except as set forth on Section 4.09 of the Seller Disclosure Letter, (i) no Transferred Real Property is subject to any Lien, including without limitation, any right to the use or occupancy of any Transferred Real Property, other than Permitted Liens, and (ii) neither Seller or the applicable Divesting Entity has (x) subleased, licensed or otherwise granted any Person the right to use or occupy any Transferred Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any Transferred Lease or any interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Transferred Lease constitutes the entire agreement between the parties thereto with respect to the Transferred Real Property leased thereunder, and is, with respect to Seller or the applicable Divesting Entity, a valid and subsisting agreement in full force and effect, pursuant to which Seller or the applicable Divesting Entity has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of (subject to the terms of the Transferred Lease), the Transferred Real Property, subject to the Bankruptcy and Equity Exception. Neither Seller nor any Divesting Entity has received any notice of termination or cancellation of or of a breach or default under any Transferred Lease that remains uncured nor, to the Knowledge of Seller, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Transferred Lease, or permit the termination or cancellation of any such Transferred Lease, in each case, except as would not, individually or in the aggregate, materially impair the use, occupancy or value of the Transferred Real Property. With respect to the Transferred Real Property, Section 4.09(a) of the Seller Disclosure Letter contains a true and complete list as of the date hereof of all agreements relating to the Transferred Real Property (each a “Transferred Lease”). Seller has heretofore made available to Purchaser true, correct and complete copies of the Transferred Leases together with all material amendments and modifications with respect to the Transferred Real Property.

(b)            With respect to the Transferred Real Property, neither Seller nor any Divesting Entity has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate contained in any Transferred Lease.

(c)            Neither Seller nor any Divesting Entity has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and Seller has not received notice threatening any such proceedings, in each case, affecting any material portion of the Transferred Real Property and that would, individually or in the aggregate materially reduce the value, use and operation of the Transferred Real Property and the Business. Neither Seller nor any Divesting Entity has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any material portion of the Transferred Real Property and that would, individually or in the aggregate materially reduce the value, use and operation of the Transferred Real Property and the Business. None of the material improvements located on any parcel of the Transferred Real Property that is material to the Business, taken as a whole, has been damaged by a fire or other casualty and not been restored and repaired either (i) to substantially the same condition they were in prior to such event or (ii) to a condition necessary for the use of Seller or the applicable Divesting Entity in the ordinary course.

(d)            To the Knowledge of Seller, there are no conditions or defects, latent or otherwise, to the Transferred Real Property that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

(e)            To the Knowledge of Seller, none of Seller’s or any Divesting Entity’s current use of the Transferred Real Property violates any restrictive covenant of record that affects any of the Transferred Real Property or any applicable Laws, in each case, to the extent the same would reasonably be expected to have a Material Adverse Effect on the Business.

Section 4.10.         Intellectual Property.

(a)            The Transferred Intellectual Property constitutes all Intellectual Property owned by Seller and its Affiliates that exclusively relates to the Products. The Transferred Intellectual Property, together with the Licensed Intellectual Property, and any Intellectual Property licensed under the Transferred Contracts and Ancillary Agreements constitutes all Intellectual Property owned or in-licensed by Seller and its Affiliates immediately prior to the date of this Agreement that is necessary for Purchaser to manufacture, have manufactured, supply, import, use, develop, commercialize and otherwise exploit the Products in the Licensed Field. Except as otherwise indicated in Section 4.10(a) of the Seller Disclosure Letter, (i) Seller or a Divesting Entity is the sole and exclusive owner of all rights, title and interests in and to the Transferred Intellectual Property, and the Transferred Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (ii) Seller or a Divesting Entity owns or otherwise in-licenses the Licensed Intellectual Property as of the date of this Agreement and has the right to grant the licenses granted with respect thereto on the terms and conditions of the License Agreement. To the Knowledge of Seller, the Patents and registered Trademarks included in the Transferred Intellectual Property and Licensed Intellectual Property are subsisting and in full force and effect and have not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable (other than the Transferred Patents denoted by a Governmental Authority as expired, lapsed or abandoned). All Transferred Patents and Patents included in the Licensed Intellectual Property that have been issued, granted, or registered are, to the Knowledge of Seller, valid and enforceable.

(b)            Seller has taken reasonable steps to avoid revocation, cancellation, or lapse or otherwise materially adversely affecting its enforceability, use, or priority of the Transferred Intellectual Property and the Licensed Intellectual Property. To the Knowledge of Seller, all duties of disclosure, candor and good faith relating to the Transferred Patents and the Patents included in the Licensed Intellectual Property have been complied with. With respect to the Transferred Patents, the Transferred Trademarks and the Patents included in the Licensed Intellectual Property, to the Knowledge of Seller, all other material procedural requirements have been complied with, including inventors having been properly identified on all Patents, all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects. Assignment documents have been validly executed and filed with relevant Governmental Authorities to the extent necessary to transfer to Seller or a Divesting Entity title to any of Seller’s or the Divesting Entities’ owned Transferred Patents and Patents included in the Licensed Intellectual Property previously owned by a third party and to record such transfer. To the Knowledge of Seller, each Transferred Patent and Patent included in the Transferred Intellectual Property properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent was issued or such Patent application is pending. The named inventors of each of the Transferred Patents and the Patents included in the Transferred Intellectual Property have assigned their rights under such Patents to Seller or the Divesting Entities, respectively. All assignments to Seller or a Divesting Entity of the Transferred Intellectual Property and the Licensed Intellectual Property owned by Seller or a Divesting Entity, respectively, are, to the Knowledge of Seller, valid and enforceable.

(c)            To the Knowledge of Seller, since January 1, 2022, no third party has interfered with, infringed upon, misappropriated, diluted, violated, or asserted any competing claim of right to use or own any Transferred Intellectual Property or Licensed Intellectual Property in the Licensed Field. In particular, there is no litigation, opposition, interference, inventorship challenge, refusal, cancellation, review, reexamination or proceeding pending, asserted or threatened in writing against Seller or any Divesting Entity concerning the validity, registrability, enforceability, duration, scope, priority, ownership or other violation of any Transferred Intellectual Property or Licensed Intellectual Property except for office actions and other ex parte proceedings (including opposition proceedings) in the ordinary course of prosecuting or maintaining the Transferred Intellectual Property and the Licensed Intellectual Property. Since January 1, 2022, neither Seller nor any Divesting Entity or any Divesting Entity’s respective Representatives have sent or otherwise made any communication to any third party regarding any alleged or suspected infringement, misappropriation, dilution or violation of any Transferred Intellectual Property or Licensed Intellectual Property.

(d)            To the Knowledge of Seller, the conduct of the Business, as conducted since January 1, 2022, and as currently contemplated by Seller to be conducted, has not interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of third parties. To the Knowledge of Seller, the practice and exploitation of the Products has not interfered with, infringed upon, misappropriated, diluted or otherwise violated the Intellectual Property of third parties. No claim or action alleging infringement, misappropriation, dilution, or other violation of any third-party Intellectual Property is pending or, to the Knowledge of Seller, threatened against Seller, a Divesting Entity with respect to the Product or the Business. Since January 1, 2022, neither Seller nor any Divesting Entity has received any charge, complaint, claim, demand, or notice (whether in writing, electronic form or otherwise) from any third party alleging or threatening to allege that the operation of the Business as conducted since January 1, 2022, and as contemplated to be conducted, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of such third party (including any invitation to license, any claim that Seller or a Divesting Entity must license, or any claim that Seller must refrain from using any Intellectual Property). To the Knowledge of Seller, there is no other assertion, threat, claim, complaint, or demand from any third party alleging that the operation of the Business, or any of the Products, has interfered with, infringed upon, misappropriated, diluted, or otherwise violated the Intellectual Property of any third party (including any invitation to license, any claim that Seller or a Divesting Entity must license, or any claim that Seller must refrain from using Intellectual Property rights).

(e)            To the Knowledge of Seller, all prior art and information known to Seller and each Divesting Entity and material to the patentability of the Transferred Patents has been disclosed to the relevant Governmental Authority during the prosecution of such Patents. To the Knowledge of Seller, no person has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Authority regarding any pending or issued Transferred Patent claims.

(f)            Section 4.10(f) of the Seller Disclosure Letter sets forth as of the date hereof a true and complete list, under separate headings, of all Transferred Contracts and other agreements under which Seller or a Divesting Entity has (i) been granted an exclusive or non-exclusive license under any Licensed Intellectual Property from a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including material transfer or technology evaluation agreements under which a third party provides materials to Seller or a Divesting Entity for research purposes and Contracts under which Seller or a Divesting Entity receives a non-exclusive license from a service provider or consultant to use confidential information or background Intellectual Property of such service provider, supplier or consultant solely for the purpose of exploiting deliverables provided by such service provider or consultant), or (ii) acquired or agreed to acquire any Transferred Intellectual Property or Licensed Intellectual Property from a third party (“Seller Inbound IP Agreements”). Seller has provided Purchaser with true and correct copies of all Seller Inbound IP Agreements.

(g)            Section 4.10(g) of the Seller Disclosure Letter sets forth as of the date hereof a true and complete list, under separate headings, of all Transferred Contracts and other agreements under which Seller or a Divesting Entity has (i) granted an exclusive or non-exclusive license or covenant not to sue, under any Transferred Intellectual Property or Licensed Intellectual Property to a third party (other than immaterial non-exclusive licenses of Intellectual Property granted in the ordinary course of business, including material transfer or technology evaluation agreements under which a Seller or the Divesting Entity provides materials to a third party for research purposes and Contracts under which Seller provides a limited, non-exclusive license to a service provider, supplier or consultant to use confidential information or Intellectual Property of Seller solely for the purpose of providing the applicable services to Seller or any Divesting Entity thereunder), (ii) granted any third party an option or other right to obtain any such license or covenant not to sue, or to acquire or receive assignment of, any Transferred Intellectual Property or Licensed Intellectual Property, or (iii) covenanted not to pursue patent protection with respect to any invention or technology included in the Transferred Intellectual Property (“Seller Outbound IP Agreements” and together with the Seller Inbound IP Agreements, the “Seller IP Agreements”). Seller has provided Purchaser with true and correct copies of all Seller Outbound IP Agreements.

(h)            The execution of, the delivery of, the consummation of the Transactions shall not result in any: (i) loss, encumbrance on, or impairment of any Transferred Intellectual Property or Licensed Intellectual Property, including a third party gaining the right to modify or terminate any Seller IP Agreement, (ii) breach of any Seller IP Agreement, or (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred Intellectual Property or the Licensed Intellectual Property.

(i)             All current and former employees and consultants who contributed to the discovery or development of any material Transferred Intellectual Property and Licensed Intellectual Property did so pursuant to written agreements assigning all rights to such developed subject matter to Seller or a Divesting Entity.

(j)             To the Knowledge of Seller, each current or former employee, contractor or consultant of Seller or a Divesting Entity who has proprietary knowledge of or information relating to the Transferred Know-How of Seller or any Divesting Entity has executed and delivered to Seller or such Divesting Entity an agreement or agreements restricting such Person’s right to use and disclose such knowledge or information of Seller or such Divesting Entity.

(k)            Seller and each Divesting Entity has taken commercially reasonable steps to protect the confidentiality and value of all material proprietary Transferred Know-How, including entering into Contracts that require employees, licensees, contractors, and other Persons with access to such proprietary Transferred Know-How to safeguard and maintain the secrecy and confidentiality of such Know-How.

(l)             Except as set forth on Section 4.10(l) of the Seller Disclosure Letter, no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Transferred Intellectual Property, or, to the Knowledge of Seller, any Licensed Intellectual Property (excluding Intellectual Property rights in data generated by clinical trial sites in the performance of clinical trials using the Products).

Section 4.11.         Employment and Employee Benefit Plan Matters.

(a)            Section 4.11(a) of the Seller Disclosure Letter sets forth a complete and accurate list of each Transferred Employee, and with respect to each such individual, (i) his or her (A) name; (B) title or position (including whether full or part time); (C) employer entity; (D) employment location, (E) hire date (and adjusted hire date, if applicable); (F) current annual base compensation or hourly wage rate (or other rate of pay); (G) principal location of employment; (H) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); and (I) whether such individual is currently actively employed and, if not, the nature of the leave of absence, when such leave began and the expected return to work date.

(b)            Neither Seller nor any Divesting Entity is a party to or is bound by, or is currently negotiating any collective bargaining agreement, labor-related agreement, or other Contract with any labor union, works council, trade union or other employee representative body (a “Union”) as it relates to the Transferred Employees. For the last four (4) years, no Union or group of employees of the Business has made a pending demand for recognition or certification, and, to the Knowledge of Seller, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board, any equivalent governing body in any applicable jurisdiction outside of the United States, or any other Governmental Authority. To the Knowledge of Seller, for the past four (4) years, there have been no Union organizing activities with respect to any employees of the Business. There is no, and for the past four (4) years there has not been, any work slowdown, lockout, work stoppage, handbilling, picketing, strike, or other labor dispute or disruptions or collective labor action with respect to the Business or, to the knowledge of Seller, threatened, nor is there any basis for any of the foregoing. No notice, consent or consultation obligations with respect to any employees or workers of Seller or any of its Affiliates, or any Union, shall be a condition precedent to the execution of this Agreement.

(c)            Seller and each Divesting Entity is, and for the last four (4) years has been, as it relates to employees of the Business, in material compliance with all applicable Laws and Contracts, relating to employment and employment practices, including child labor, employee compensation, immigration, employee leave, employee benefits, wages and hours, the termination of employment (including plant closings and mass layoffs), the proper classification of employees as exempt or nonexempt from overtime pay requirements, and the proper classification of individuals as independent contractors or employees.

(d)            Purchaser and its Affiliates will not have any liability under or with respect to any Employee Benefit Plan.

(e)            Neither the execution of this Agreement nor the termination of employment by Seller in connection with this Agreement will, result in the payment or provision of an “excess parachute payment” (as defined in Section 280G of the Code) to any Transferred Employee who is a “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its subsidiaries.

Section 4.12.         Environmental Matters.

(a)            Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect:

(i)            to the Knowledge of Seller, there is no pending or threatened Environmental Claim regarding Seller or any of the Divesting Entity or any Transferred Real Property;

(ii)           with respect to the Transferred Real Property, and to the Knowledge of Seller, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination at any location that is reasonably likely to result in an obligation of Seller or any Divesting Entity to investigate or remediate such environmental contamination pursuant to applicable Environmental Law;

(iii)           neither (A) Seller or any Divesting Entity (B) nor to the Knowledge of Seller any entity previously owned by Seller or any Divesting Entity, in any way relating to the Business, the Products, or the Purchased Assets, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third party location that is reasonably likely to result in an Environmental Claim or Environmental Liability;

(iv)          neither Seller nor any Divesting Entity, in any way relating to the Business, the Products, or the Purchased Assets, has expressly assumed or undertaken responsibility for any liability or obligation of any other person arising under Environmental Laws; and

(v)           to the Knowledge of Seller, Seller has made available to Purchaser environmental site assessments reasonably available and in its possession respecting material environmental conditions at the Transferred Real Property.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, Seller and each Divesting Entity is, and for the past three (3) years have been, in compliance with all Environmental Laws applicable to the ownership of the Purchased Assets and the conduct of the Business, (which compliance includes, but is not limited to, possession of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

Section 4.13.         Regulatory Matters; Compliance.

(a)            Section 4.13(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, a list of material Governmental Authorizations granted to Seller or any Divesting Entity by, or pending with, any Governmental Authority, including all Governmental Authorizations required under FDA Laws for the lawful operation of the Business as currently conducted. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all such Governmental Authorizations are valid and in full force and effect.

(b)            Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, since January 1, 2020:

(i)              Seller and the Divesting Entities are and have been in compliance with applicable FDA Laws, and have manufactured, developed, tested, labeled, packaged, stored, advertised, marketed, promoted, distributed, stored, and sold the Products in compliance with applicable FDA Laws. Seller and the Divesting Entities hold, and have fulfilled and performed all obligations with respect to, all Government Authorizations as required under FDA Laws for the conduct of the Business.

(ii)             Seller and the Divesting Entities have filed, maintained, or furnished to the FDA or any comparable Governmental Authority all material applications, reports, documents, claims, submissions, and notices required under FDA Laws, and all such filings were timely made and were complete and correct in all material respects (or were corrected in or supplemented by a subsequent filing).

(iii)            Except as set forth on Section 4.13(b)(iii) of the Seller Disclosure Letter, neither Seller nor any Divesting Entity, nor to the knowledge of Seller or any Divesting Entity and with respect to the Products, any of their respective contract manufacturers and contract research organizations, has received any Form FDA-483, warning letter, untitled letter, written notification of any pending or threatened claim, suit, administrative or judicial proceeding, hearing, enforcement, audit, investigation, arbitration, injunction, seizure, civil or criminal penalties, or similar correspondence or written notice from FDA, the U.S. Department of Justice or any comparable Governmental Authority alleging or asserting material noncompliance with, or liability of Seller or any Divesting Entity under, any FDA Laws, and no manufacturing site owned by Seller or any Divesting Entity or with respect to the Products, any of their respective contract manufacturers, has been subject to a shutdown or import or export prohibition imposed by any Governmental Authority.

(iv)            Neither Seller nor any Divesting Entity has conducted or issued any recall, safety alert, “dear doctor” letter, or investigator notice relating to a material safety concern or alleged lack of regulatory compliance involving a Product in the Relevant Jurisdictions. None of the Products have been subject to any import alerts or refusals, seizures, or detentions of any Product relating to a material safety concern or alleged lack of regulatory compliance and, to the knowledge of Seller and the Divesting Entities, there are no facts or circumstances that would be reasonably likely to result in such action.

(v)             Neither Seller nor any Divesting Entity, nor to the knowledge of Seller and the Divesting Entities, any of their respective officers, employees, agents, or entities engaged for the manufacture of, or conduct of clinical or pre-clinical studies for, any Product, has (A) made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Governmental Authority, (B) failed to disclose a material fact required to be disclosed to the FDA or any comparable Governmental Authority, (C) committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto, or (D) been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in debarment under 21 U.S.C. § 335a or any similar Law. No claims, actions, proceedings or investigations that would reasonably be expected to result in such debarment are pending or, to the knowledge of Seller and the Divesting Entities, threatened against the Company or any of its subsidiaries or any of their respective officers, employees, agents, or entities engaged for the manufacture of, or conduct of clinical or pre-clinical studies for, any Product.

(vi)            Except as set forth on Section 4.13(b)(vi) of the Seller Disclosure Letter, neither Seller nor any Divesting Entity is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by the FDA or any comparable Governmental Authority.

Section 4.14.          Healthcare Regulatory; Compliance.

(a)            Each of Seller and the Divesting Entities is, and at all times since January 1, 2020, has been, in material compliance with all Healthcare Laws applicable to the Products and, as of the date of this Agreement, to the Knowledge of Seller there is no Action pending, received by or threatened against Seller or the Divesting Entities related to such Healthcare Laws applicable to the Products.

(b)            To the Knowledge of Seller, no person has filed against Seller an action relating to the Products under any federal whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.). Neither Seller nor any of the Divesting Entities has received any (i) written notice from a Governmental Authority alleging that Seller or any of the Divesting Entities has engaged in violations of any Law, including all Healthcare Laws, applicable to the Products, or (ii) subpoena, civil investigative demand, or written request for the voluntary production of documents from a Governmental Entity regarding an actual or potential investigation or prosecution of any Law, including all Healthcare Laws, applicable to the Products.

(c)            Neither Seller nor or any of Divesting Entity nor, to the Knowledge of Seller, any of their respective officers or key Transferred Employees is debarred or excluded or has been convicted of or indicted for any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a or 42 U.S.C. § 1320a-7. To the Knowledge of Seller, no Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or, threatened against Seller or any Divesting Entity or any of their respective officers or key Transferred Employees.

(d)            Neither Seller nor any Divesting Entity is a party to any corporate integrity agreement, consent decree, deferred prosecution agreement, or similar agreement with or imposed by any Governmental Authority.

Section 4.15.          Anti-Corruption; Global Trade Control Laws.

(a)            Since January 1, 2020, neither Seller, nor any Divesting Entity, nor any of their respective current or former officers, directors, employees, or, to the Knowledge of Seller, any Representative acting on behalf of Seller or a Divesting Entity, in any way relating to the Business, the Products, or the Purchased Assets, has violated, to the extent applicable, the FCPA, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the Organisation for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law, relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”), including by unlawfully directly or indirectly offering, promising, providing, or authorizing the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, so as to influence official action, to secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of their employer.

(b)            Neither Seller, nor any Divesting Entity, nor any of their respective officers, directors, employees, or, to the Knowledge of Seller, any Representative acting at the direction of Seller or the Divesting Entities, in any way relating to the Business, the Products, or the Purchased Assets, (i) is under external or internal investigation for (A) any violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such person and any Governmental Authority, or any instrumentality thereof or (C) any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a Government Official, (ii) has, since January 1, 2020, received any notice or other written communication from any Governmental Authority with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) to the Knowledge of Seller, is the subject of any internal complaint, audit or review process with respect to allegations of potential violation of the Anti-Corruption Laws.

(c)            Seller and the Divesting Entities maintain internal controls reasonably designed to promote compliance with the Anti-Corruption Laws.

(d)            Neither Seller, nor any Divesting Entity, nor any director, officer or employee of any of Seller or the Divesting Entities, is, or since January 1, 2020, has been, (i) a Restricted Party or (ii) owned 50% or more or, to the extent applicable, controlled by a Restricted Party.

(e)             Seller and each Divesting Entity is, and since January 1, 2020, has been, in material compliance with all Global Trade Control Laws, applicable to the ownership of the Purchased Assets and the conduct of the Business, which includes possession of and material compliance with all licenses, permits, variances, registrations, exemptions, orders, consents, approvals, clearances, and other authorizations required by Global Trade Control Laws and submission of required notices or reports to all Governmental Authorities that are concerned with such Global Trade Control Laws.

(f)             Since January 1, 2020, neither Seller nor any Divesting Entity, in any way relating to the Business, the Products, or the Purchased Assets, has directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in or with any Restricted Market and is not currently doing so, in each case in violation of the Global Trade Control Laws. Seller acknowledges that activities under this Agreement shall not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market or (iii) include companies, organizations, or governmental entities from or located in a Restricted Market, in each case in violation of the Global Trade Control Laws.

(g)            To the Knowledge of Seller, (i) since January 1, 2020, neither Seller nor any Divesting Entity, in any way relating to the Business, the Products, or the Purchased Assets, has been the subject of any investigations, reviews, audits or inquiries by a Governmental Authority related to Global Trade Control Laws, and (ii) as of the date hereof, no investigation, review, audit, or inquiry of or to Seller or any Divesting Entity by any Governmental Authority with respect to Global Trade Control Laws is pending or threatened.

Section 4.16.          Taxes.

Since January 1, 2020:

(a)            Seller and each of its Affiliates (i) have timely paid (including where any extensions of time were available and were validly obtained) all material Taxes (whether or not reflected on any Tax Return) that they were required to pay with respect to the Purchased Assets or the Assumed Liabilities, and (ii) have filed or caused to be filed all material Tax Returns required to be filed by or on behalf of the Seller Parties which relate, in any respect, to the Purchased Assets or the Assumed Liabilities. All such Tax Returns are true, correct and complete and accurate in all material respects.

(b)            The Seller Parties have complied in all material respects with (or caused to be complied with) all applicable Laws relating to the collection, payment, reporting and withholding of material Taxes with respect to the Business, the Purchased Assets and the Assumed Liabilities and have duly and timely paid over to the appropriate Governmental Authority all material amounts required to be so withheld or collected under applicable Laws.

(c)            There are no Liens for material Taxes (except for Permitted Liens described in clause (i) of the definition thereof) on any of the Purchased Assets.

(d)            There is no Tax deficiency outstanding, assessed or proposed against or with respect to the Purchased Assets or the Assumed Liabilities. No extension or waiver of the limitation period applicable to any material Taxes of or with respect to the Purchased Assets or the Assumed Liabilities has been granted by or requested from the Seller Parties.

(e)            No audit, claim or other examination or proceeding concerning any material Taxes of or with respect to the Purchased Assets or Assumed Liabilities is presently in progress, and the Seller Parties have not been notified of any new request for such an audit, claim or other examination or proceeding to be commenced.

(f)             None of the Purchased Assets is a “United States real property interest” that is held by a Person other than a “United States person” (as such terms are defined in Section 897(c) and 7701(a)(30) of the Code, respectively).

(g)            No claim has been made in writing by a Governmental Authority in a jurisdiction where the Seller Parties do not file material Tax Returns that one of the Seller Parties is or may be subject to material taxation by that jurisdiction, which claim, in each case, is with respect to, as a result of, or in relation to the Business, the Purchased Assets or the Assumed Liabilities and which claim has not been resolved.

Section 4.17.          Purchased Assets.

(a)            Except as set forth on Section 4.17(a) of the Seller Disclosure Letter, Seller and the Divesting Entities (i) own, lease or have the legal right to manufacture, supply, import, use, develop and commercialize all of the Purchased Assets and (ii) have good title to, and the right to transfer (or cause to be transferred) in accordance with the terms of this Agreement, all the Purchased Assets free and clear of all Liens, except for Permitted Liens. This Section 4.17(a) does not relate to Intellectual Property, which is the subject of Section 4.10.

(b)            Except for the Excluded Assets expressly set forth on Section 4.17(b) of the Seller Disclosure Letter and subject only to the Required Consents listed on Section 4.17(b) of the Seller Disclosure Letter, the Purchased Assets (including the Transferred Intellectual Property), together with the rights granted to Purchaser under this Agreement and the Ancillary Agreements, constitute all of the rights, properties and assets, tangible and intangible, constitute all assets and rights owned or Controlled (or purported to be owned) by Seller or one of its Affiliates that are necessary for the development, formulation, manufacture, testing, seeking and maintenance of regulatory approval for, supply, import, export, use, marketing, distribution, promotion, sale and otherwise exploitation of the Products in the manner in which such activities are conducted by Seller or its Affiliates as of the date hereof. All such rights, properties and assets are (i) validly owned or exclusively controlled by Seller or one of its Affiliates, free and clear of all Liens other than Permitted Liens, or (ii) held by third parties solely under the Transferred Contracts, each of which is in full force and effect and assignable to Purchaser without penalty or payment of any additional fee.

(c)            All tangible Purchased Assets that are material to the manufacture, development, supply, importation, use, marketing or commercialization of the Products are physically located at the facilities identified on Section 4.17(c) of the Seller Disclosure Letter and are in the (i) possession or (ii) with respect to any such Purchased Assets held by a third party on behalf of Seller, control of Seller (or, in the case of inventory in transit, are being shipped to or from such facilities in the ordinary course of business).

Section 4.18.          Brokers and Finder’s Fees. Except for TD Securities (USA) LLC, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any Divesting Entity.

Section 4.19.          Indebtedness. Except for the Hercules Capital Credit Agreement, neither Seller nor any Divesting Entity is obligated (whether as primary obligor, guarantor or other surety) in respect of any indebtedness for borrowed money that is secured by a Lien on any Purchased Asset.

Section 4.20.          Debarment. Neither Seller nor any officer, agent, employee of Seller or its Affiliates or any of its or their subcontractors (each such employee being “Relevant Personnel”) (i) is convicted of a crime that could result in being excluded, debarred, suspended or otherwise ineligible to participate in government healthcare programs or in government procurement or non-procurement programs, including under 21 U.S.C. § 335a or similar Laws, and no debarment or criminal proceeding that could result in such exclusion or debarment is pending or has been initiated; (ii) has been charged with or convicted of a criminal offense that requires exclusion from a governmental healthcare program, (iii) is otherwise disqualified or suspended from performing the Transition Services (as defined in the Transition Services Agreement) or subject to any restrictions or sanctions by any governmental authority or professional body (an “Ineligible Person”), (iv) has made an untrue statement of a material fact or fraudulent statement to the FDA or any comparable Regulatory Authority (as defined in the Transition Services Agreement), or (v) failed to disclose a material fact required to be disclosed to the FDA or any comparable Regulatory Authority (as defined in the Transition Services Agreement), committed any other act that (in any such case) would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto. Seller shall, as promptly as practicable, notify Purchaser in writing if Seller becomes aware that it or any Relevant Personnel is or becomes an Ineligible Person, or is debarred or suspended or if any action, suit, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Seller’s knowledge, threatened, that would make Seller or any Relevant Personnel an Ineligible Person, debarred, or suspended, in each case, only to the extent that the reason that Seller or any Relevant Personnel becoming an Ineligible Person is due to actions or omissions arising or occurring prior to the date of this Agreement.

Section 4.21.          Exclusivity of Representations. The representations and warranties made by Seller in this ARTICLE IV are the exclusive representations and warranties made by Seller with respect to Seller and the Divesting Entities, including the Products and the Purchased Assets. Seller hereby disclaims any other express or implied representations or warranties with respect to itself or any Divesting Entity, including the Products and the Purchased Assets. It is understood that any materials made available to Purchaser or its Affiliates do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of Seller, any Divesting Entity or their respective Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter delivered by Purchaser to Seller (the “Purchaser Disclosure Letter”), which Purchaser Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section or subsection of the Purchaser Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Purchaser represents and warrants to Seller as of the date of this Agreement as follows:

Section 5.01.          Organization, Standing and Corporate Power.

(a)            Purchaser is a limited liability company, duly incorporated, organized, or formed, as the case may be and validly existing under the Laws of Delaware. Purchaser has all requisite corporate, partnership or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, partnership or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

(b)            Purchaser is duly qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.02.          Authority; Binding Effect.

(a)            Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement and all other agreements and documents contemplated hereby and thereby, and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly authorized and adopted by Purchaser’s sole member. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Purchaser and has been duly and validly executed and delivered by Purchaser and, assuming the valid execution and delivery by Seller or any applicable Divesting Entity, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03.          Governmental Authorization. Except for filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of Nasdaq, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.04.          No Conflict. Neither the execution and delivery of this Agreement and the other Transaction Documents by Purchaser nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the provisions of this Agreement or the other Transaction Documents, shall (i) conflict with or violate the organizational documents of Purchaser, (ii) assuming that the consents, approvals and filings referred to in Section 5.03 are obtained and made, violate any Restraint or Law applicable to Purchaser, or (iii) require any consent and/or advance notice to any third party, or result in the creation of any Lien (other than a Purchaser Permitted Lien) upon the properties or assets of Purchaser under, except in the case of clauses (ii) and (iii) as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

Section 5.05.          Compliance with Laws and Court Orders. Purchaser is and since January 1, 2022, has been in compliance with all Laws applicable to it, any of its properties or other assets or any of its respective businesses or operations, except where any such failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, no investigation or review by any Governmental Authority with respect to Purchaser is pending or threatened except for any investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.06.          Litigation. There are no proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, any present or, to the Knowledge of Purchaser, former officers, directors or employees of Purchaser in their respective capacities as such or any of the respective properties or assets of Purchaser, by or before (or, in the case of threatened proceedings, that would be by or before) any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no order outstanding against Purchaser, any present or, to the Knowledge of Purchaser, former officers, directors or employees of Purchaser in their respective capacities as such, or any of the respective properties or assets of Purchaser or, to the Knowledge of Purchaser, threatened against or affecting Purchaser, any present or, to the Knowledge of Purchaser, former officers, directors or employees of Purchaser in their respective capacities as such, or any of the respective properties or assets of Purchaser, that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.07.          Brokers and Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

Section 5.08.          Solvency. As of the date of this Agreement, after giving effect to all of the Transactions, including, without limitation, the payment of the Closing Date Payment, Purchaser shall be Solvent. For the purposes of this Section 5.08, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.09.          Sufficiency of Funds. Purchaser has (or will have) available to it cash and other sources of immediately available funds sufficient to pay the aggregate Purchase Price and all other cash amounts payable pursuant to this Agreement and the other Transaction Documents, including the Closing Date Payment and any fees and expenses payable by Purchaser at the Closing.

Section 5.10.          No Other Representations; No Reliance; Waiver. Purchaser represents, warrants, acknowledges and agrees that none of Seller, any of its Affiliates or shareholders or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to Purchaser or any other person in connection with this Agreement, the other Transaction Documents, the Transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), or any component of the foregoing, or any other forward looking information, of Seller or any of its Affiliates (including any such projections or forecasts provided or made available to Purchaser in the Data Room or management presentations in expectation of the Transactions), and neither Purchaser nor any of its Affiliates or shareholders or any of their respective Representatives (collectively, the “Purchaser Related Persons”) has relied on any information or statements made or provided (or not made or provided) to any Purchaser Related Person other than the representations and warranties of Seller expressly set forth in ARTICLE IV of this Agreement (as qualified by the Seller Disclosure Letter).

ARTICLE VI
COVENANTS

Section 6.01.          Condition of the Purchased Assets.

(a)            Purchaser and its Representatives have made all inspections and investigations relating to the Products and the Purchased Assets deemed necessary or desirable by Purchaser. Purchaser acknowledges and agrees that (i) it is a sophisticated investor and is experienced in purchasing assets similar to the Purchased Assets, (ii) it is purchasing the Purchased Assets based on the results of such inspections and investigations, and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement and (iii) the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the date of this Agreement. In light of such inspections and investigations, and the representations and warranties expressly made to Purchaser by Seller in this Agreement and the certificates and other documents delivered pursuant hereto, PURCHASER AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF, AND PURCHASER HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES THAT MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAWS, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b)            Any claims Purchaser may have for breach of representation or warranty will be based solely on the representations and warranties of Seller or the Divesting Entities expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.

(c)            Purchaser further acknowledges and agrees that neither Seller, its Affiliates, nor any other Person, has made any representation, warranty or statement, express or implied, regarding Seller, any of the Divesting Entities, the making, selling and offering for sale of the Products, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement or the certificates or other documents delivered pursuant hereto or thereto upon which Purchaser has relied, and neither Seller nor any of its Affiliates or any other Person will have, or be subject to, any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s use of, any such information, including confidential memoranda distributed by or on behalf of Seller or any Divesting Entity relating to the Products, the Purchased Assets or the Assumed Liabilities or any other publication, document or information provided in the Data Room or otherwise provided to Purchaser prior to the date of this Agreement.

(d)            Without limiting the foregoing, Purchaser acknowledges and agrees that (i) it may have received from Seller various forward-looking statements (including estimates, assumptions, projections, forecasts and plans) regarding the Products (collectively, the “Forward-Looking Statements”) in connection with Purchaser’s investigation of the Purchased Assets; (ii) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (iii) Purchaser is familiar with such uncertainties; (iv) Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Purchased Assets, and has employed outside professionals to assist with such investigation, examination and valuation; (v) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (vi) Purchaser is not relying on any Forward-Looking Statement in any manner whatsoever; and (vii) Purchaser has no claim against Seller or any of its Affiliates with respect to the foregoing. Purchaser further acknowledges and agrees that Seller makes no representation or warranty hereunder with respect to (A) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (B) any Forward-Looking Statement made in any materials in the Data Room, any supplemental due diligence information provided or made available to Purchaser, any of Purchaser’s discussions with management regarding the Products, any negotiations leading to this Agreement and the other Transaction Documents, or any other circumstance.

Section 6.02.          Publicity. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any of the other Transaction Documents or the existence of any arrangement between the Parties, without the prior written consent of the other Party (whether such other Party is named in such publicity, news release or other public announcement or not), except where such publicity, news release or other public announcement is required by Law or any listing or trading agreement concerning its publicly traded securities; provided that, in such event, the Party issuing the same shall still be required to consult with the other Party (whether such other Party is named in such publicity, news release or public announcement or not) at a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof.

Section 6.03.          Books and Records; Regulatory Information. Seller shall use reasonable efforts to transfer to Purchaser on the Closing Date (or as soon as reasonably practicable after the Closing Date) or provide access to the Business Books and Records and the Regulatory Information that are (a) located at Seller’s facilities or stored on behalf of Seller at third party record storage facilities, (b) reasonably identifiable and reasonably separable from other books and records of Seller, (c) in the same format as currently available to Seller as of the date of this Agreement and (d) reasonably relevant to the Purchased Assets. To the extent that Seller is unable to transfer any such Business Books and Records and Regulatory Information on the Closing Date, Seller shall use efforts to deliver such Business Books and Records and Regulatory Information to Purchaser in accordance with the Transition Services Agreement. The Parties agree that Business Books and Records and the Regulatory Information may be comprised within electronic information technology (“IT”) systems hosted or owned by Third Parties and that provision of such Business Books and Records and Regulatory Information will depend on the transfer of the Transferred Contracts associated with such electronic IT systems. The Parties shall use reasonable efforts and as further provided in the Transition Services Agreement to facilitate access to the Business Books and Records and Regulatory Information in a way that minimizes interruption to the Business following the Closing. Seller may transfer copies or originals of the Business Books and Records and Regulatory Information at its election or may provide access to its IT systems to facilitate such transfer. For the avoidance of doubt, in no event shall Seller or its Affiliates provide access to, or examination rights to, any Tax Returns or any other books and records in respect of Taxes other than in connection with Section 6.20 of this Agreement.

Section 6.04.          Ancillary Agreements. At the Closing, Purchaser and Seller (or their Affiliates, respectively) shall enter into, execute and deliver (a) the Bill of Sale and Assignment and Assumption Agreement; (b) the Trademark Assignments; (c) the Transition Services Agreement; (d) the License Agreement; (e) the Patent Assignments; and (f) the Assignment of Lease (together with the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignments, the Transition Services Agreement, the License Agreement and the Patent Assignment, the “Ancillary Agreements”).

Section 6.05.          Employee Matters

(a)            Purchaser shall provide a written offer of employment to each Transferred Employee within seven (7) days of the Closing and such written offer shall include (A) an annual base salary and a target annual cash bonus opportunity which, in the aggregate, are not less than such Transferred Employee’s annual base salary and target annual cash bonus opportunity with Seller or any Divesting Entity as of immediately prior to the date of this Agreement, (B) employee benefits (other than change in control and retention bonuses, long-term incentives, defined benefit pensions, nonqualified retirement benefits and post-employment welfare benefits) substantially comparable in the aggregate to those (with the same exclusions) of similarly situated employees of Parent or the Affiliate of Parent that is primary employer and (C) a work location that is the same as that in effect as of immediately prior to the date of this Agreement, and such offers of employment will have provided for an acknowledgement from the Transferred Employee that, if such Transferred Employee accepts the offer of employment from Purchaser, the Transferred Employee shall not be entitled to receive any severance payments or benefits from Seller or any Divesting Entity upon such termination of employment with Seller or any Divesting Entity. Seller agrees not to increase the compensation or benefits payable or to become payable or provided to any Transferred Employee after the date of this Agreement unless otherwise agreed or requested by Purchaser in writing.

(i)            Each Transferred Employee who accepts the offer and commences employment with Purchaser or its applicable Affiliate shall be a “Continuing Employee”. Seller shall terminate the employment of each Transferred Employee as of the date such Transferred Employee becomes a Continuing Employee. The Transferred Employees will commence employment with Purchaser as soon as reasonably possible after the date of this Agreement and in any event within fourteen (14) days of acceptance of employment by the applicable Transferred Employee (“Employee Transition Date”). Purchaser will provide prompt notice to Seller of the date of acceptance of employment with Purchaser by any Transferred Employee and the Employee Transition Date for each Transferred Employee. Upon each Employee Transition Date, any transition services to be provided by the applicable Transferred Employee shall be deemed to have been migrated to Purchaser and Seller shall have no further obligation with respect to the provision of such transition services by the applicable Transferred Employee. To the extent any Transferred Employee has not accepted an offer of employment with Purchaser as of the date that is three (3) months following the Closing Date, Seller shall be entitled to terminate the employment of such Transferred Employee; provided, that Seller provides seven (7) days’ prior written notice to Purchaser.

(ii)           To the extent that Purchaser identifies any employee of Seller that is required for the Transactions and was inadvertently omitted from the list of Transferred Employees in this Agreement (“Omitted Employee”), Seller and Purchaser will reasonably cooperate to assess whether it is possible to transfer such Omitted Employee to Purchaser. Where Parties agree that an Omitted Employee should be transitioned to Purchaser, such employee will be deemed a Transferred Employee as of the date the parties agree. Seller may refuse any transfer where Omitted Employee is required for ongoing business activities of Seller.

(iii)          Until the Employee Transition Date, Seller will cooperate with Purchaser in relation to the Transferred Employees and take actions that are reasonably requested by Purchaser in relation to such employees and their performance of the Transition Services. Notwithstanding the foregoing, Seller will not be required to take any actions in relation to such Transferred Employees which would result in it being in non-compliance with any applicable Laws relating to such Transferred Employees, including the provision of any pay or benefits to such Transferred Employees.

(iv)          Following the date of this Agreement and until the applicable Employee Transition Date, Purchaser shall instruct Seller as to the work product and transition services to be provided by the applicable Transferred Employee (in each case within the scope of the transition services). Until the applicable Employee Transition Date, Seller will retain the sole responsibility to direct, control, train, supervise, discipline and review the employment of any Transferred Employee. With prior written notice to Purchaser, Seller may terminate the employment of any Transferred Employee due to (a) indictment or the equivalent; (b) any felony; (c) any misdemeanor involving dishonesty or breach of trust; (d) any misdemeanor involving fraud or fraudulent misrepresentation or bribery; (e) engagement in conduct that would reasonably be expected by Seller to be materially injurious to the business and reputation of Seller; (f) material violation of any Seller policy or procedure including breach of confidentiality and breach of information security policies; or (g) any other act or omission that could result in termination under applicable Law.

(v)           Seller makes no warranty under this agreement and shall not be deemed to have made any representation, warranty or guarantee, express or implied concerning the quality of the transition services to be provided by any Transferred Employee or their ability to continue to provide transition services. Following the Employee Transition Date, Seller will have no further obligations or rights in relation to the applicable Transferred Employee. Seller shall not be liable to Purchaser should any Transferred Employee terminate their employment with Seller prior to the applicable Employee Transition Date.

(vi)          The Parties agree that, with respect to each Transferred Employee, Purchaser shall only be responsible for direct pass-through costs associated with such Transferred Employee for the period from the date of this Agreement until the applicable Employee Transition Date. For the purposes of this Section, “direct pass-through costs” shall mean the actual salary, wages, statutory benefits, employer payroll taxes, and other mandatory employment-related costs (such as pension contributions and health insurance premiums, to the extent required by law or existing employment terms) paid or incurred by Seller in respect of each Transferred Employee, without any mark-up, management fee, administrative charge, or other overhead or indirect costs of Seller or its Affiliates. No additional fees, costs, or charges of any kind shall be payable by Purchaser in respect of the employment or engagement of any Transferred Employee, other than the direct pass-through costs as defined herein. The direct pass-through costs shall be paid (a) on bi-monthly basis and (b) at least seven (7) days prior to Seller’s payroll date with respect to such bi-monthly payment.  The first payment shall be made on or around the Closing Date. The direct pass-through costs will be estimated for the purpose of such payment, with such estimate to be based on the progress with each Transferred Employee towards the Employee Transition Date. Seller will use such direct pass-through costs paid with respect to Transferred Employees to pay the applicable Transferred Employees. The direct pass-through costs for Transferred Employees will be adjusted monthly to reflect any Employee Transition Dates that have occurred or any termination of any contract with Seller of any Transferred Employee. Following the last Employee Transition Date, the amount of direct pass-through costs paid by Purchaser will be reconciled against the amount of direct pass-through costs due to Seller any overpayment or underpayment shall be promptly made by either Seller or Purchaser, as appropriate.

(b)            Notwithstanding the foregoing, with respect to any Transferred Employee who is on an approved leave of absence as of the date of this Agreement, such offer will be effective as of such date, not to exceed three (3) months following the Closing Date (or such longer period as required pursuant to applicable Law), when such Transferred Employee returns to active employment with Seller (each such employee, a “Delayed Transfer Employee”). Seller will continue to employ any Delayed Transfer Employee until the earliest of (i) the date that is three (3) months following the Closing Date (or such longer period as required pursuant to applicable Law), (ii) of the date that is one (1) month following the date when such Delayed Transfer Employee returns to active employment, and (iii) the date on which such Delayed Transfer Employee becomes a Continuing Employee.

(c)            With respect to any Employee Benefit Plan maintained by Purchaser or its Affiliates (including any vacation and paid time-off), for purposes of eligibility to participate, level of benefits and vesting (but not for purposes of benefit accrual), each Continuing Employee’s service with Seller or a Divesting Entity prior to the date of this Agreement shall be treated as service with Purchaser or its Affiliates, as applicable, to the same extent credited under the corresponding Employee Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Seller shall continue to maintain its Employee Benefit Plans for any Transferred Employees in substantially the same form as immediately prior to the date of this Agreement until such Transferred Employee becomes a Continuing Employee.

(d)            No Third-Party Beneficiaries; No Deemed Amendment. The provisions of this Section 6.05 are solely for the benefit of the Parties hereto, and no current or former employee, officer, director or other service provider or any other individual associated therewith (including any dependent or beneficiary of any such person) shall be regarded for any purpose as a third party beneficiary of this Agreement and nothing herein shall be interpreted to establish, adopt, modify, amend or terminate any Employee Benefit Plan, or any other employee benefit or compensation plan, program or arrangement maintained, sponsored or contributed (or required to be contributed) to by Purchaser, Seller, any Divesting Entity or their respective Affiliates. Nothing herein shall restrict the right of Purchaser and its Affiliates to terminate the employment of any Continuing Employee or modify the terms and conditions of any Continuing Employee’s employment.

(e)            To the extent that any material impediments arise with respect to Purchaser’s hiring of any Transferred Employees, the Parties agree to use their respective reasonable efforts to expeditiously resolve such impediments and Seller shall continue to employ such Transferred Employees at cost (such cost to be paid by Purchaser pursuant to and subject to the terms of the Transition Services Agreement with respect to such Transferred Employees) until such time as Purchaser is able to hire such Transferred Employees. For the avoidance of doubt, Seller will retain all Retained Employees and will be entitled to take all actions in relation to such Retained Employees as it deems fit and in its sole cost and discretion, in each case, subject to the terms of the Transition Services Agreement.

(f)            The parties shall reasonably cooperate to effect the provisions of this Section 6.05, including Seller providing Purchaser such information as it reasonably requests in connection therewith.

(g)            Seller shall pay any payments to Transferred Employees that arise as a direct result of Seller’s termination of such Transferred Employee, including, to the extent payable, any severance payment or payment for accrued holiday or other benefit that may be due upon termination of such Transferred Employee.

Section 6.06.          WARN Act. With respect to the Continuing Employees, Purchaser shall have full responsibility for any obligations or Liability under the WARN Act relating to any act or omission on or after the date of this Agreement. Seller is unaware of any obligations or Liabilities existing on the date of this Agreement.

Section 6.07.          COBRA Liabilities. Purchaser or one of its Affiliates shall be responsible for satisfying the continuation coverage requirements of COBRA for all Transferred Employees and their qualified beneficiaries (“Post-Closing COBRA Liability”).

Section 6.08.          Regulatory Matters.

(a)            Transfer of Governmental Authorizations. As soon as reasonably practicable after the Closing Date and in accordance with the Transition Services Agreement, each Party shall execute and deliver to the appropriate Governmental Authorities all necessary documentation to enable the transfer, assignment, or reissuance (as applicable) of the Transferred Governmental Authorizations, including the Transfer Letters and such other documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Transferred Governmental Authorization to Purchaser under applicable Law. As soon as reasonably practicable after the Closing Date and in accordance with the Transition Services Agreement, Seller shall assign and transfer to Purchaser all of its rights, titles, and interest in and to the Clinical Materials.

(i)            Seller and Purchaser will work together to transfer the Governmental Authorizations for the Transferring Trials within ninety (90) days after the Closing Date or as otherwise mutually agreed.

(ii)            Seller and Purchaser will work together to transfer the BLA and all other Transferred Governmental Authorizations specific to TECELRA to Purchaser as soon as possible after the Closing Date, but in any event within thirty (30) days following the Closing Date. Purchaser will procure at its own expense any state licenses necessary for the distribution, marketing and sale of TECELRA.

(iii)          Seller and Purchaser will work together to transfer the Transferred Governmental Authorizations related to the manufacturing of TECELRA, including FDA establishment registrations and any transferrable state manufacturing licenses, as soon as possible after the Closing Date, but in any event within thirty (30) days following the Closing Date. Purchaser will procure at its own expense any state licenses necessary for the manufacturing of TECELRA.

(b)            Governmental Authority Contacts. Purchaser and Seller shall promptly give written notice to the other upon becoming aware of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the Relevant Jurisdictions (together with copies of correspondence related thereto), which (i) raises any material concerns regarding the safety or efficacy of the Products, (ii) indicates or suggests a reasonably likely potential material liability for either Party to third parties arising in connection with the Products, or (iii)  indicates a reasonable potential for a need to initiate a recall, market withdrawal or similar action; in each case with respect to the Products sold by Seller prior to date of this Agreement or Products sold by Seller for the benefit of Purchaser pursuant to the Transition Services Agreement.

(c)            Product Complaints and Adverse Drug Reactions. From and after the date of this Agreement and subject to the transfer of applicable Transferred Contracts, Purchaser shall be responsible for responding to any complaint or adverse drug reaction regarding the Products that is received by either Purchaser or Seller on or after the date of this Agreement from any source and for investigating and analyzing such complaint or reaction, as required by applicable Law, and making required reports to the relevant Governmental Authorities in the Relevant Jurisdictions as applicable, regardless of whether the Products involved were sold by Seller or Purchaser. Seller shall promptly notify Purchaser of any complaints or adverse drug reaction regarding the Products that it receives. Seller shall assist Purchaser in accordance with the Transition Services Agreement to enable such responses and reports to be made.

(d)            Distribution Services.

(i)            “Distribute”, “Distribution” and “Distributing” means, with respect to the Products, to distribute, have distributed, and sell the Products in accordance with the historical practices of Seller and its Affiliates.

(ii)            “Distribution Network” means, with respect to the Products, the third party(ies) (i) wholesale, retail and distribution customers, (ii) health care providers, surgery centers, and pharmacies who receive Products, or (iii) with whom Seller and its affiliates had existing contractual arrangements as of the date of this Agreement.

(iii)          “Manufacture” (together with the correlative terms “Manufacturing” and “Manufactured”) has the meaning ascribed to such term in the License Agreement.

(iv)          Subject to the Transactions, for the period beginning on the date of this Agreement until the earlier of (i) the date on which Purchaser shall have obtained all state licenses required to Distribute or Manufacture the Products, and (ii) June 30, 2026 (the “Distribution Term”), Seller shall perform the activities specified in this Section 6.08(d) and Sections 6.08(e) and (f). For the avoidance of doubt, the Distribution Term shall expire (as to the services set forth in Section 6.08(d)(v)(x) or (y), as applicable) on a state-by-state basis following written notice from Purchaser to Seller that (A) Purchaser has obtained the requisite state licensing to perform the activities set forth herein for an applicable state(s) and (B) all other required Governmental Authorizations have been transferred to Purchaser or have been obtained.

(v)            During the Distribution Term, Seller shall cooperate with and act on the instructions from Purchaser in relation to (x) Manufacturing and supply the Products for Purchaser and (y) Distribution of the Products to the Distribution Network, and Seller shall utilize its distribution channels to Distribute the Products on behalf of Purchaser consistent with past practice relating to the Products and the ordinary course of business conducted by or on behalf of Seller prior to the date of this Agreement (the “Distribution Services”); provided, that, notwithstanding anything to the contrary in this Agreement, Seller shall not be required or permitted to engage in field force promotion of the Products or provide any Distribution Services not required by the Transferred Contracts as of the date of this Agreement or otherwise provide any Distribution Services it was not providing prior to the date of this Agreement. Seller shall continue to sell the Products to its current Distribution Network in accordance with the then-applicable contractual arrangements during the Distribution Term set forth above. Seller and Purchaser shall jointly issue notice, mutually agreeable to the parties, to customers and the Distribution Network during the Distribution Term, of the transition of Products from Seller to Purchaser or its designee (such notice to include directions on how to acquire the Products from Purchaser or its designee directly). Notwithstanding the foregoing, Seller shall not be required to perform any Distribution Services that are not in accordance with any Governmental Authorizations it holds in relation to such Distribution Services.

(e)            The Parties shall use commercially reasonable efforts to exchange information and perform reconciliations and adjustments required to ensure business continuity and to facilitate an effective transition of the Products to Purchaser.

(f)             Seller shall pay to Purchaser all revenue generated through the sale of Products on a monthly basis within thirty (30) days after receipt of payment from its customers, including without limitation the Distribution Network customers. All payments shall be made by wire to such account as Purchaser may direct in writing from time to time. Amounts payable by Seller to Purchaser under this Section 6.23 shall be paid in U.S. dollars.

(g)            Within sixty (60) days after the Closing Date, the parties shall negotiate in good faith and enter into a quality agreement (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth in that agreement. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with Laws, the provisions of the Quality Agreement shall govern. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to any commercial matter, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

Section 6.09.          Purchaser Use of Seller Names.

(a)            During the period commencing on the Closing Date and ending on the earlier of (i) six (6) months thereafter or (ii) the date on which the Transferred Governmental Authorizations have transferred from Seller to Purchaser in the Relevant Jurisdictions (the “Limited License Period”), Seller grants, and shall cause its Affiliates to grant, to Purchaser and its Affiliates a limited, non-exclusive, royalty-free right and license to use the Seller Names solely for the purpose of utilizing the labels and packaging, and advertising, marketing, sales and promotional materials, for the Products in the Relevant Jurisdictions as they exist on the date of this Agreement.

(b)            Promptly upon the expiration of the Limited License Period, Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all labels and packaging, and all advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names.

(c)            In no event shall Purchaser or any of its Affiliates (i) use any Seller Names in any manner or for any purpose different from the use of such Seller Names by Seller and its Affiliates immediately prior to the date of this Agreement to market, distribute, sell or otherwise commercialize the Products in the Relevant Jurisdictions or (ii) manufacture or produce, or cause or permit any third party to manufacture or produce, any new labels, packaging or advertising, marketing, sales and promotional materials using or otherwise incorporating any Seller Names in any manner.

(d)            Purchaser hereby agrees to indemnify Seller and the other Seller Indemnitees from and against any and all Losses incurred or suffered in connection with, or resulting from, use of any Seller Names by Purchaser or any of its Affiliates (or any third party acting on behalf of Purchaser or any of its Affiliates) permitted under Section 6.09(a).

(e)            Notwithstanding the transfer of any labels or packaging, or any advertising, marketing, sales and promotional materials, Purchaser acknowledges that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of Seller or any of its Affiliates other than the Transferred Trademarks.

(f)             To enable ongoing performance of the Business, Seller may provide access to its IT systems to minimize interruption to the Business and in accordance with the Transition Services Agreement. During the term of the Transition Services Agreement, Purchaser is hereby granted a limited license to use Seller’s names in connection with its use and access to the IT systems for the purpose of ongoing performance of the Business in accordance with the Transition Services Agreement.

(g)            Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title, license or interest in any Trademarks of any third party.

Section 6.10.          Seller Use of Transferred Intellectual Property. Effective as of the Closing Date, Purchaser shall and hereby does grant to Seller and its Affiliates a non-exclusive, transferable, paid-up, royalty-free, worldwide right and license, with the right to grant sublicenses through multiple tiers, under the Purchaser IP Rights, including the Transferred Intellectual Property, solely for the purpose of enabling Seller and its Affiliates to provide the services and perform its obligations described in the Transition Services Agreement.

Section 6.11.          Further Assurances. From time to time after the Closing, and for no further consideration (other than reimbursement for expenses incurred in packing or shipping any Purchased Asset), each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to more effectively assign, convey or transfer to or vest in: (a) Purchaser and its designated Affiliates, all rights, title and interests in, to and under the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at the Closing and (b) Seller, any rights, title or interests in, to or under any Excluded Asset that may have been transferred to Purchaser at Closing; provided, however, that the foregoing obligations with respect to the transfer to Purchaser of the Transferred Intellectual Property shall terminate on June 31, 2026. Purchaser agrees that, following the Closing, it shall prepare any such additional instruments or documents necessary to assign, convey or transfer the Transferred Intellectual Property and the Transferred Governmental Authorizations at its own expense.

Section 6.12.          Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets and the Assumed Liabilities to Purchaser and hereby waives compliance therewith.

Section 6.13.          Non-Competition.

(a)            Restricted Period; Covenant. For the period beginning on the Closing Date and ending on the date that is ten (10) years thereafter (the “Restricted Period”), Seller and each of its Affiliates (collectively, “Restricted Parties”) shall not, and shall cause their respective Representatives not to, engage in any Competing Activity, whether on their own behalf or on behalf of any other Person, except for the activities expressly permitted in this Section 6.13 (the “Permitted Activities”).

(b)            Permitted Activities:

(i)            Out-Licensing Excluded Assets. Granting (or proposing to grant) to any third party a license, option for license, covenant not to sue or other right under or with respect to any Excluded Asset, provided that such license (A) does not include rights to develop, commercialize or manufacture any cell therapy product candidate directed to any protein or part of protein expressed in SYS or MRCLS cells during the Restricted Period, and (B) contractually prohibits the licensee from themselves practicing or exploiting any Excluded Asset for the purpose of engaging in any Competing Activity during the Restricted Period, except to the extent permitted under this Section 6.13.

(ii)            Offer to Purchaser. During the Restricted Period, prior to granting any third-party license, covenant not to sue or other right under or with respect to any Patent included in the Excluded Assets to commercialize any product that is covered by the claims of any such Patent (or prior to commencing self-commercialization of such a product) for the treatment of SYS or MRCLS, the Restricted Parties may offer in writing to Purchaser the exclusive right to commercialize such a product on commercially reasonable terms; if Purchaser does not accept such offer within fourteen (14) days, the Restricted Parties may proceed with the proposed grant or self-commercialization, subject to the limitations of this Section 6.13.

(iii)          Sale of Excluded Asset. Selling, transferring or otherwise disposing of any Excluded Asset to a bona-fide third-party acquiror without Purchaser’s consent, so long as (i) the transaction is at arm’s length for fair market value and (ii) the acquiror executes and delivers to Purchaser a written agreement binding the acquiror (and its successors and assigns) to covenants no less restrictive than those set forth in this Section 6.13 for the balance of the Restricted Period.

(iv)          Change of Control. In the event of a Change of Control of any Restricted Party, the restrictions set forth in Section 6.13(a) shall not apply to any Competing Activity of the acquiror or its pre- or post- acquisition Affiliates (other than Seller and Seller’s pre-acquisition Affiliates) and such acquiror and such Affiliates will not be Restricted Parties for the purposes of Section 6.13(a); provided, that (a) no Confidential Information of Purchaser, Transferred Intellectual Property, Licensed Intellectual Property exclusively licensed to Purchaser under the License Agreement or Excluded Assets are accessed by such acquiror or such Affiliates for the purpose of performing Competing Activities during Restricted Period and (b) such Restricted Party, such acquiror, and such Affiliates institute reasonable technical and administrative safeguards to ensure the requirement set forth in the foregoing clauses (a) and are met, including by creating “firewalls” between the personnel teams charged with working on any such Permitted Activities (collectively, clauses (a) and (b), “Firewalls”).

(v)           Acquisition. In the event that Seller acquires rights to engage in Competing Activity as the result of a merger, acquisition, or combination with (or of) a Third Party other than a Change of Control of Seller (an “Acquisition Transaction”), Seller shall, within thirty (30) days after the closing of such Acquisition Transaction, notify Purchaser in writing of such Acquisition Transaction and either: (i) notify Purchaser in writing that Seller or its Affiliates will divest its rights to such Competing Activity, in which case, it will make such divestment within twelve (12) months after the closing of the Acquisition Transaction, giving due consideration to ethical concerns and requirements under applicable Law; or (ii) notify Purchaser in writing that Seller or its Affiliates are ceasing all such Competing Activities, in which case, within six (6) months after Purchaser’s receipt of such notice (or such longer period as required by applicable Law or any Governmental Authority), Seller and its Affiliates shall cease all such activities, giving due consideration to ethical concerns and requirements under applicable Law; provided, in each case of clauses (i) and (ii) that the continued engagement in Competing Activity during such twelve (12) month or six (6) month period (or such longer period as required by applicable Law or any Governmental Authority), as applicable, shall not be deemed a breach of the restrictions set forth in Section 6.13(a); provided, further, that Seller shall establish and comply with Firewalls with respect to such Competing Activity.

(c)            Affiliates and Passive Investment. The Restricted Parties shall be responsible for any breach of this Section 6.13 by their Affiliates or Representatives. Passive ownership of less than two percent (2.0%) of any class of publicly traded securities of a Person engaged in a Competing Activity shall not, by itself, violate this covenant.

(d)            Tolling. If a Restricted Party breaches this Section 6.13, the Restricted Period shall be tolled and extended by the period of such breach.

(e)            Reasonableness; Blue-Penciling. Each Party acknowledges that the duration, scope and geographic area of this covenant are reasonable and necessary. If any court determines that any provision is invalid or unenforceable as written, the court (or an arbitrator) shall modify (“blue-pencil”) this Section 6.13 to the minimum extent necessary to render it enforceable and, as so modified, shall enforce it.

(f)            Irreparable Harm; Injunctive Relief. The Restricted Parties acknowledge that any breach of this Section 6.13 would cause Purchaser irreparable harm for which monetary damages would be inadequate, and therefore agree that Purchaser shall be entitled to seek temporary, preliminary and permanent injunctive relief (in addition to any other remedies) without the necessity of proving actual damages or posting bond.

(g)            No Limitation on Other Remedies or Indemnification. The restrictions of this Section 6.13 are in addition to, and not in limitation of, Purchaser’s rights under ARTICLE VIII or any other provision of this Agreement.

(h)            Survival. This Section 6.13 shall survive the Closing and remain in full force and effect for the entire Restricted Period.

Section 6.14.          Insurance. As of the date of this Agreement, the coverage under all insurance policies of Seller and its Affiliates shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser or any of its Representatives. As of the date of this Agreement, Purchaser agrees to arrange for its own insurance policies with respect to the Purchased Assets covering all periods and agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Purchased Assets.

Section 6.15.          Support; Access. Subject to the provisions of ARTICLE VII following the Closing, Purchaser and its Affiliates, on the one hand, and Seller and the Divesting Entities, on the other hand, shall use reasonable efforts to cooperate with each other in conducting the services under the Transition Services Agreement, recalls and/or in the defense or settlement of any Liabilities or lawsuits involving the Purchased Assets or the Products, in each case for which the other Party has responsibility under this Agreement or the Transition Services Agreement, by providing the other Party and such other Party’s legal counsel reasonable access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information relating primarily to the Purchased Assets or the Products, as such other Party may reasonably request, to the extent maintained or under the possession or control of the requested Party; provided, however, that such access shall not unreasonably interfere with the business of Purchaser or Seller, or any of their respective Affiliates; provided, further, that either Party may restrict the foregoing access to the extent that (a) such restriction is required by applicable Law, (b) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party or (c) disclosure of any such information would result in the loss or waiver of the attorney-client privilege, except that Purchaser may have reasonable access to the records described in Section 2.03(f)(ii) if (i) the records can be redacted to the reasonable satisfaction of Seller to avoid a loss or waiver of any privilege belonging to Seller; or (ii) if the records cannot be redacted to the reasonable satisfaction of Seller to avoid a loss or waiver of privilege, Purchaser enters into a joint defense agreement with respect to such records in a form reasonably acceptable to Seller and Purchaser for the purpose of maintaining any privilege or protection that may apply to the records. Each Party shall reimburse the other Party for reasonable out-of-pocket expenses paid by such Party to third parties in performing its obligations under this Section 6.15.

Section 6.16.          Payments from Third Parties. In the event that, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the other Transaction Documents, then the Party receiving such funds shall promptly forward such funds to the proper Party. The Parties acknowledge and agree that there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any of the Transaction Documents.

Section 6.17.          Returned Goods. Purchaser agrees to adhere to the terms relating to the return of goods agreed with customers by Seller and in place immediately prior to date of this Agreement, whether sold by Purchaser or Seller, to the extent any such returned Product has the name or any Trademarks of Seller or an Affiliate on it.

Section 6.18.          Cooperation. After the Closing, (i) upon the reasonable written request of Purchaser, Seller will, and will cause its Affiliates to, use reasonable efforts to, at Purchaser’s expense, execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in, Purchaser of Seller or a Divesting Entities’ right, title and interest in and to the Purchased Assets in accordance with the terms of this Agreement; and (ii) Seller will obtain all required state licenses and provide all required diligence information to the landlord under the Transferred Lease to effectuate the Lease Assignment, in each case, as soon as possible after the date of this Agreement.

Section 6.19.          Return of Excluded Assets and Purchased Assets. If, for any reason after the Closing, any asset transferred to Purchaser or an Affiliate is ultimately determined to be an Excluded Asset or Purchaser is found to be in possession of any Excluded Asset, (a) Purchaser will promptly notify Seller and return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (b) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Retained Liabilities associated with such asset as contemplated in this Agreement; and (c) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset back to Seller. If, for any reason after the Closing, any asset retained by Seller or its Affiliate is ultimately determined to be a Purchased Asset or Seller or its Affiliate is found to be in possession of any Purchased Asset, (i) Seller or such Affiliate will promptly notify Purchaser and transfer and convey (without further consideration) to Purchaser, and Purchaser will accept, such asset; (ii) Purchaser will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such asset as contemplated in this Agreement; and (iii) Purchaser and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions which are reasonably necessary or desirable to effect the transfer of such asset to Purchaser.

Section 6.20.          Tax Cooperation. The Parties will, and will cause their respective Affiliates to, use commercially reasonable efforts to provide each other with such assistance as may reasonably be requested in connection with (i) the preparation and filing of any Tax Return required to be filed by or with respect to the Purchased Assets or otherwise relating to the transactions contemplated hereby, (ii) the conduct of any proceeding relating to Taxes of or with respect to the Purchased Assets, or (iii) the determination of any responsibility for, or indemnification obligation in respect of, any Taxes. The Parties and their respective Affiliates will use commercially reasonable efforts to retain for the full period of any statute of limitations, and upon reasonable request will provide each other Party with, any records or information that may be relevant to such preparation, filing, Tax proceeding or determination; provided, however, neither Seller nor Purchaser shall be required to provide the other Party with any consolidated, combined or unitary Tax Return.

Section 6.21.          Tax Refunds.

(a)            In the event that Purchaser or any of its Affiliates receives a refund (or credit in lieu of cash refund that reduces actual cash Taxes payable by Purchaser) for Excluded Taxes (a “Seller Tax Refund”), Purchaser shall pay over to Seller an amount equal to such Seller Tax Refund, as and when received or actually received (net of any Taxes or costs or expenses paid or incurred by Purchaser or its Affiliates in connection with such Seller Tax Refund and any amounts owed to Purchaser by Seller or its Affiliates under this Agreement). To the extent any amount (i) in respect of such Seller Tax Refund or (ii) in respect of any other item described in Section 2.03(e) that Purchaser has previously made a payment to Seller in respect thereof, in each case, is required to be paid, remitted or returned in connection with any claim or Action, Seller agrees to promptly repay any such amount on demand as directed by Purchaser, together with any interest, penalties or other additional amounts owing with respect thereto.

(b)            In the event that Seller or any of its Affiliates receives a refund (or credit in lieu of cash refund that reduces actual cash Taxes payable by Seller) for Purchaser Taxes (a “Purchaser Tax Refund”), Seller shall pay over to Purchaser an amount equal to such Purchaser Tax Refund, as and when received or actually received (net of any Taxes or costs or expenses paid or incurred by Seller or its Affiliates in connection with such Purchaser Tax Refund and any amounts owed to Seller by Purchaser or its Affiliates under this Agreement). To the extent any amount in respect of such Purchaser Tax Refund is required to be paid, remitted or returned in connection with any claim or Action, Purchaser agrees to promptly repay any such amount on demand as directed by Seller, together with any interest, penalties or other additional amounts owing with respect thereto.

Section 6.22.          Confidentiality.

(a)            As of the date of this Agreement, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be in effect. For a period of one (1) year after the date of this Agreement, Seller and Purchaser shall hold, and shall cause their respective Affiliates to hold, and shall each use their reasonable efforts to cause their respective Representatives to hold, in strict confidence and not disclose or release without the prior written consent of the other Party, any and all of the other Party’s Confidential Information except to perform its obligations or exercise its rights under this Agreement or any Ancillary Agreement; provided that Purchaser’s obligations shall not apply to Confidential Information to the extent relating to the Business or the Purchased Assets; provided, further, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective Representatives who have a need to know such information for such Party to conduct its obligations or exercise its rights under this Agreement or any Ancillary Agreement and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Seller or Purchaser, as the case may be, will be responsible, (ii) if the Parties, their Affiliates or their respective Representatives are compelled to disclose, in the opinion of outside legal counsel, any such Confidential Information by judicial or administrative process or by other requirements of Law or any securities exchange, market or automated quotation system to which such Person is subject or (iii) in connection with any Action to enforce such Party’s rights under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information (other than a demand or request made to Purchaser or its Affiliates in respect of Confidential Information to the extent relating to the Business or the Purchased Assets) is made pursuant to clause (ii) above, Seller or Purchaser, as the case may be, shall (x) to the extent legally permissible and reasonably practicable, promptly notify the other Party of the existence of such request or demand and the disclosure that is expected to be made in respect thereto in each case with sufficient specificity so that the other Party may, at its expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.22 and (y) if requested by the other Party (at such other Party’s sole cost and expense), assist the other Party in seeking a protective order or other appropriate remedy in respect of such request or demand. If such a protective order or other remedy or the receipt of a waiver by the other Party is not obtained and such Disclosing Party or any of its Affiliates or Representatives is, nonetheless, following consultation with its legal counsel, required by such judicial or administrative process, Law or securities exchange, market or automated quotation system to disclose any Confidential Information, such Disclosing Party (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.22(a), disclose only that portion of the Confidential Information that it has been advised by its legal counsel is required to be disclosed; provided that such Disclosing Party and, if appropriate, such Affiliate or Representative, exercise its and their reasonable efforts to preserve the confidentiality of such Confidential Information, including by obtaining reasonable assurances that confidential treatment shall be accorded any such Confidential Information so disclosed. Notwithstanding any disclosure of Confidential Information pursuant to clause (ii) above, such Disclosing Party and its Affiliates and Representatives will continue to be bound by their obligations of confidentiality (including with respect to any Confidential Information disclosed pursuant to clause (ii) above), non-disclosure and other obligations under this Section 6.22.

(b)            Notwithstanding anything to the contrary set forth herein, (i) Seller and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, will use at least a reasonable degree of care to protect the Confidential Information of the other Party and (ii) confidentiality obligations provided for in any agreement between Seller or any of its Affiliates, or Purchaser or any of its Affiliates, on the one hand, and any employee of Seller or any of its Affiliates, or Purchaser or any of its Affiliates, on the other hand, shall remain in full force and effect. Except with respect to Transferred Intellectual Property licensed to any Party under Section 6.10, such continued right to use may not be transferred by a Party to any third party (other than an Affiliate of a Party), without the prior written consent of the other Party, unless such third party purchases all or substantially all of the business and assets of such Party in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed.

(c)            Notwithstanding the foregoing in this Section 6.22, to the extent that an Ancillary Agreement provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.22, then the applicable provisions contained in such Ancillary Agreement shall control with respect thereto.

(d)            As used in this Agreement, “Confidential Information” means all non-public technical, scientific or commercial information (in any form or medium and including all copies of the same) that are owned or controlled by a Party or any Divesting Entity or their respective Affiliates (“Disclosing Party”) and are or were disclosed directly or indirectly by Disclosing Party to the other Party (“Receiving Party”) or to which a Receiving Party obtains access as a result of the performance of this Agreement or any Ancillary Agreement.

Section 6.23.          Transfer of Undertaking; Data Sharing.

(a)            Each of the Parties hereby acknowledges and agrees that the sale and transfer of the Products by Seller to Purchaser and the other transactions contemplated by this Agreement (including, without limitation, the commencement or cessation of the Transition Services Agreement or the services provided thereunder (or any part thereof)) are not intended to, constitute a transfer of an undertaking, business or part of an undertaking or business or a service provision change for the purposes of TUPE.

(b)            The Parties agree that the sole risk and benefit arising from the employment of the Retained Employees or Former Employees is and will be for the account of Seller and the Parties do not believe that the Retained Employees and Former Employees or any liability related to the Retained Employees or Former Employees shall transfer to Purchaser or any of its Affiliates or any Replacement Service Provider as a consequence of TUPE. If any of the Retained Employees or Former Employees is or claims to have transferred to Purchaser or any Affiliate or any Replacement Service Provider by operation of law, Purchaser shall notify Seller (and vice versa) within five (5) Business Days of becoming aware thereof and the Parties shall continue to maintain vis-à-vis such Retained Employees or Former Employees, that the Transactions (including, without limitation, the commencement or cessation of the Transition Services Agreement or the services provided thereunder (or any part thereof)) shall not give rise to a transfer of an undertaking, business or part of an undertaking or business or a service provision change for the purposes of TUPE.

(c)            If any of the Retained Employees or Former Employees claims to have transferred to Purchaser or any of its Affiliates or any Replacement Service Provider by operation of TUPE or that Purchaser or any of its Affiliates shall be liable for any claim relating to such Retained Employees or Former Employee by operation of TUPE, Purchaser or its Affiliates or any Replacement Service Provider (as appropriate) may, within sixty (60) days of the notification referred to in clause (b) above (the “Notification Period”), terminate the employment of such Retained Employee or Former Employee pursuant to applicable Law. The foregoing will not in any way limit any other remedies available to Purchaser or its Affiliates or any Replacement Service Provider against such Retained Employees or Former Employees.

(d)            Seller shall indemnify and hold harmless Purchaser and its Affiliates and any Replacement Service Provider for and against all Liabilities (including but not limited to regular salary and emoluments (including pension and entitlements to an incentive plan) and associated Taxes), fees (including reasonable fees of legal counsel and other external advisers) and expenses suffered or incurred by or imposed upon or instituted against Purchaser or any of its Affiliates or any Replacement Service Provider in connection with: (i) any act or omission by Seller before the date of this Agreement in respect of the employment of any Retained Employee or Former Employee who is found or alleged to transfer to Purchaser or any Affiliate by operation of TUPE in connection with the transfer of the Products and other transactions contemplated by this Agreement (including without limitation, the commencement or cessation of the Transition Services Agreement or the services provided thereunder (or any part thereof)); (ii) the employment and termination of employment of any Retained Employee or Former Employee on or after the date of this Agreement who alleges that his or her employment has transferred or will transfer to Purchaser or any of its Affiliates or any Replacement Service Provider by operation of TUPE in connection with the transfer of the Products and other transactions contemplated by this Agreement (including, without limitation, the commencement or cessation of the Transition Services Agreement or the services provided thereunder (or any part thereof)) provided that any such termination is carried out in accordance with clause (c) above; and (iii) any failure to comply with any obligations under TUPE including any obligation to inform and consult representatives of Retained Employees or Former Employees. The foregoing obligation of Seller to indemnify and hold harmless Purchaser and its Affiliates includes but is not limited to any termination costs (such as a (statutory) severance payment, (pro-rata) holiday allowance, accrued but untaken holidays and contractually agreed bonuses or other benefits) in connection with the termination of the employment of the relevant Retained Employee or Former Employee and other sums which are deemed reasonably necessary by Seller, subject to prior consultation between Purchaser and Seller, to be offered to the Retained Employee or Former Employees in order to incentivize them to enter into a settlement agreement with Seller, Purchaser and its Affiliates and any Replacement Service Provider containing a waiver and release of all claims. For the avoidance of doubt, Seller shall not be liable for any of the costs of employing any Retained Employee following the date of this Agreement whose employment has not been terminated within sixty (60) days in accordance with clause (c) above, or whom Purchaser or its Affiliates or any Replacement Service Provider offer to employ voluntarily.

(e)            Pursuant to this Agreement, Seller and Purchaser shall share or provide access to, personal data processed by Seller in connection with the Transferring Trials (“Transferred Personal Data”). In relation to such Transferred Personal Data, the Parties (i) agree that they each act as a separate and independent controller; (ii) shall comply with and process such data in accordance with their respective obligations under applicable Data Protection Law and relevant terms of any Transferred Contracts, including, to the extent necessary, in relation to (a) taking any steps necessary to ensure that the relevant Party complies with applicable Data Protection Law prior to the transfer taking place, (b) providing required notices, (c) ensuring a lawful basis and obtaining consent, as applicable; (iii) shall ensure that if Transferred Personal Data which is subject to GDPR or UK GDPR is transferred to a third country, the transfer meets the requirements set out in those laws; (iv) shall cooperate with and use reasonable efforts to assist the other Party in the fulfillment of their obligations to comply with the rights of data subjects and the notification of a personal data breach with respect of the Transferred Personal Data; (v) shall notify the other Party promptly about any inquiries from the relevant supervisory authority in relation to the Transferred Personal Data (a “Supervisory Authority”) and cooperate promptly and thoroughly with such Supervisory Authority, to the extent required under Data Protection Laws. Each Party shall cooperate with the other in order to provide any information requested by such relevant Supervisory Authority.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01.          Condition to Obligation of Purchaser. The obligation of Purchaser to consummate the Transactions to be performed by Purchaser in connection with the Closing is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Purchaser) of the following conditions as of the Closing: (a) no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Closing; (b) each of the Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date with the same force and effect as if made on and as of the date of this Agreement, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all but de minimis respects as of such specified date; and (c) the Agent has not provided notice in writing to Parent or any of its Affiliates that the condition to funding under the Credit Agreement relating to the occurrence of a Material Adverse Effect (as defined in the Credit Agreement) has not been satisfied.

Section 7.02.          Condition to Obligation of Seller. The obligation of Seller to consummate the Transactions to be performed by Seller in connection with the Closing is subject to the satisfaction (or, to the extent permitted by applicable law, waiver by Seller) of the following condition as of the Closing: no Purchaser Material Adverse Effect shall have occurred since the date of this Agreement and be continuing as of the Closing.

ARTICLE VIII
INDEMNIFICATION

Section 8.01.          Indemnification by Seller.

(a)            Subject to the provisions of this ARTICLE VIII, Seller agrees, from and after the date of this Agreement, to defend, indemnify and hold harmless Purchaser and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Purchaser Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Retained Liability; (ii) any breach by Seller or any Divesting Entity of any of its covenants, obligations or agreements contained in this Agreement or any Ancillary Agreement; (iii) any inaccuracy in or breach of any warranty or representation of Seller or any Divesting Entity contained in this Agreement or any Ancillary Agreement; or (iv) the agreements set forth on Section 8.01(a)(iv) of the Seller Disclosure Letter (and, in the case of clause (iv), only to the extent that the activities or actions giving rise to such Losses arise prior to the Closing Date).

(b)            Purchaser shall take, and shall cause the other Purchaser Indemnitees to take, all commercially reasonable steps, including making claims under any applicable insurance policies, to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that the foregoing shall not be deemed to limit the ability of Purchaser and the other Purchaser Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 8.02.          Indemnification by Purchaser.

(a)            In addition to the indemnification set forth in Section 6.09(d), subject to the provisions of this ARTICLE VIII, Purchaser agrees, from and after the date of this Agreement, to defend, indemnify and hold harmless Seller and its Affiliates and, if applicable, their respective directors, officers, agents, employees, successors and assigns (collectively, the “Seller Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability; (ii) any breach by Purchaser of any of its covenants, obligations or agreements contained in this Agreement or any Ancillary Agreement; (iii) any inaccuracy in or breach of any warranty or representation of Purchaser contained in this Agreement; or (iv) any event occurring on or after the date of this Agreement in connection with (A) the use, ownership, possession, operation, management, business integration, occupancy, sale or lease of any Purchased Asset on or after the date of this Agreement and (B) the manufacturing, marketing or sale of the Products on or after the date of this Agreement unless and to the extent directly caused by Seller’s breach of its obligations under the Transition Services Agreement.

(b)            Seller shall take, and cause the other Seller Indemnitees to take, all commercially reasonable steps, including making claims under any applicable insurance policies, to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, that the foregoing shall not be deemed to limit the ability of Seller and the other Seller Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 8.03.          Notice of Claims. Any Purchaser Indemnitee or Seller Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under Section 6.09(d) or this ARTICLE VIII (the “Indemnified Party”) shall give prompt written notice to the Party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under Section 6.09(d) or this ARTICLE VIII (each, a “Claim”) may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available with respect to such Claim, including, to the extent known, a description of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any Claim is based on any action, claim, suit or proceeding (in equity or at law) instituted by an unaffiliated third party with respect to which the Indemnified Party intends to claim any Loss under this ARTICLE VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify (the “Third Party Claim Notice”) the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim. A failure by the Indemnified Party to give written notice of any Claim or to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 8.03 shall not limit the obligation of the Indemnifying Party under this ARTICLE VIII, except (a) to the extent such Indemnifying Party is actually materially prejudiced thereby or (b) as provided in Section 8.05.

Section 8.04.          Third Party Claims.

(a)            The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of such Third Party Claim, and the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to or enter into any compromise or settlement which respect to such Third Party Claim that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. During such thirty (30) day period, the Indemnified Party may not compromise or settle, nor assume the defense of, any Third Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party. No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne solely by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.05.          Expiration. All covenants, agreements, warranties and representations made herein or in any certificate or other document delivered pursuant hereto shall survive the date of this Agreement. Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate or other document delivered pursuant hereto, and all indemnification obligations under Section 8.01(a)(ii), Section 8.01(a)(iii), Section 8.02(a)(ii) and Section 8.02(a)(iii) with respect to any such representations, warranties, covenants and agreements, shall (i) in the case of any such representations or warranties, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is twenty-four (24) months after the date of this Agreement, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.03; provided, that Fundamental Representations and the representations and warranties contained in Section 4.16 shall survive until the date that is thirty (30) days after the expiration of the statute of limitations applicable to the subject matter of such representation or warranty; (ii) in the case of any such covenants or agreements, terminate and expire on, and no Action seeking damages or other relief for breach of any thereof shall be commenced after, the date that is sixty (60) days after the last date on which such covenant or agreement is to be performed, including for such covenants and agreements in which no date is specified, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 8.03.

Section 8.06.          Certain Limitations. Notwithstanding the other provisions of this ARTICLE VII, Seller shall not have any indemnification obligations for Losses under Section 8.01(a)(iii) (i) for any individual item where the Loss relating thereto is less than fifty thousand U.S. Dollars ($50,000) (the “De Minimis Amount”) and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than the De Minimis Amount, unless the aggregate amount of all such Losses exceeds one percent (1.0%) of the Purchase Price, in which event Seller shall be required to pay the amount of any such Losses from the first dollar up to a maximum amount equal to ten percent (10.0%) of the Purchase Price. Seller shall have no liability or obligation to indemnify any Purchaser Indemnitee with respect to the breach of any representation, warranty, covenant or agreement based on any facts or circumstances (a) reflected on the face of the Seller Disclosure Letter, (b) referenced in Adaptimmune Therapeutics plc’s filings under the Exchange Act, (c) reflected on the face of Schedule 1.01(c) or (d) referenced in any Transferred Contract. Seller shall only be required to indemnify a Purchaser Indemnitee for any particular claim one time.

Section 8.07.          Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.01 or Section 8.02 shall be net of (a) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-affiliated third party or (b) any insurance proceeds actually received as an offset against such Loss, in each case, net of any costs of recovery. The Indemnified Party shall use reasonable efforts to recover any such indemnification or insurance proceeds if and to the extent available. If the amount to be netted hereunder from any payment required under Section 8.01 or Section 8.02 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment. The Indemnifying Party may require, as a condition to the provision of any indemnification hereunder, that the Indemnified Party execute an undertaking consistent with its obligations set forth in this Section 8.07.

Section 8.08.          Sole Remedy; Waiver. This ARTICLE VIII provides the exclusive means by which a Party may assert and remedy Claims. Except as set forth in Section 10.09(c), each Party hereby waives and releases any other remedies or claims that it may have against the other Party (or any of its Affiliates) with respect to the matters arising out of or in connection with this Agreement or relating to the Products or the Purchased Assets, except that nothing herein shall limit the liability of any Party hereto for fraud or intentional misrepresentation. With respect to any Losses arising under this Agreement, Purchaser agrees that Purchaser shall only seek such Losses from Seller, and Purchaser hereby waives the right to seek Losses from or equitable remedies, such as injunctive relief, against any Affiliate of Seller or any director, officer or employee of Seller (or any of its Affiliates), except to the extent such claim relates to fraud, intentional misrepresentation or willful misconduct.

Section 8.09.          Indemnity Payments. In the event that either Party agrees to, or is determined to have an obligation to, reimburse the other Party for Losses as provided in this ARTICLE VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.

Section 8.10.          Tax Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

Section 8.11.          No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR THE ANCILLARY AGREEMENTS, WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS’ FEES, COSTS OR PREJUDGMENT INTEREST THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS OR ANY BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Section 6.22.

Section 8.12.          Right of Set-Off.

(a)            Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, Purchaser may, at its sole option and in its sole discretion, deduct and set off, dollar-for-dollar, any and all Losses (whether actual, asserted, pending, contingent or reserved) for which Purchaser, its Affiliates or their respective Representatives are entitled to indemnification under ARTICLE VIII arising out of or relating to (i) any breach or inaccuracy of any Fundamental Representation, (ii) any Liabilities constituting Undisclosed Liabilities; or (iii) any breach or inaccuracy of the Regulatory Compliance Representations, in each case, against any Milestone Payment that may become payable by Purchaser to Seller or any of its Affiliates (collectively, “Seller Parties”) under this Agreement or any Ancillary Agreement (each, a “Purchaser Payment Obligation”).

(b)            Purchaser shall give Seller written notice (a “Set-Off Notice”) identifying the nature and estimated amount of the Losses to be set off. Purchaser may effect the set-off (i) concurrently with delivery of the Set-Off Notice, or (ii) at any time thereafter, whether or not such Losses have been finally determined; provided, that any portion of the Losses that is contested in good faith by Seller in a written response delivered within thirty (30) days after receipt of the Set-Off Notice (a “Disputed Amount”) shall be deposited by Purchaser into a segregated interest-bearing account pending final resolution in accordance with Section 10.09.

(c)            Upon final determination of the Disputed Amount, Purchaser shall (i) pay to Seller any portion determined or agreed not to constitute Losses, together with any accrued interest thereon, or (ii) retain for its own account any portion determined or agreed to constitute Losses.

(d)            The right of set-off provided in this Section 8.12 is cumulative and in addition to, and not in limitation of, any other rights or remedies (at law or in equity) of Purchaser, all of which are expressly preserved.

(e)            All set-offs effected pursuant to this Section 8.12 shall be applied without regard to, and shall not count toward, any deductible, basket, threshold, cap or other limitation on indemnification that may otherwise apply under this Agreement, it being the intent of the Parties that Losses arising from the matters described in Section 8.12(a) be fully recoverable by Purchaser.

(f)             No past, present or future director, officer, employee, equityholder, Affiliate or Representative of Purchaser shall have any personal liability to any Seller Party by reason of Purchaser’s exercise of its set-off rights in good faith pursuant to this Section 8.12.

(g)            The provisions of this Section 8.12 shall survive indefinitely and shall remain in full force and effect regardless of any investigation made by or on behalf of any Party and notwithstanding any expiration or termination of this Agreement or satisfaction in full of any Purchaser Payment Obligation.

ARTICLE IX

TERMINATION

Section 9.01.          Termination. Without prejudice to other remedies which may be available to the Parties pursuant to this Agreement, this Agreement may be terminated and the Transactions may be abandoned (by written notice from the terminating Party) by either Party, if the Closing has not occurred by 11:59 P.M. New York Time on August 4, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01 shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure constitutes a breach of this Agreement.

Section 9.02.          Effect of Termination. Each Party’s right of termination under Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement will terminate, except for Liabilities arising in respect of willful and material breaches under this Agreement by any Party prior to such termination; provided, however, the obligations contained in Section 6.02, this Section 9.02, and ARTICLE X of this Agreement will survive any such termination. For purposes of this Agreement, “willful and material breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01.        Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or upon email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested):

to Seller and any Divesting Entity:

Adaptimmune Limited
60 Jubilee Avenue, Milton Park
Abingdon Oxfordshire, OX14 4RX
Attn:	General Counsel
Email:	[***]

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attn:	Jackie Cohen
Email:	[***]

to Purchaser:

USWM CT, LLC
4441 Springdale Rd.
Louisville, KY 40241
Attn:	General Counsel
Email:	[***]

with a copy to:

Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, California 94111-3715
Attn:	Branden C. Berns; Ryan A. Murr
Email:	[***]

Any Party may by notice given in accordance with this Section 10.01 to the other Parties designate another address or person for receipt of notices hereunder.

Section 10.02.        Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 10.03.        Assignment; Third Party Beneficiaries.

(a)            Neither Party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of Law in connection with a merger or sale of substantially all of the assets, without the prior written consent of the other Party, except that (a) Seller may, without such consent, assign its rights or obligations to an Affiliate and (b) Purchaser may, without such consent, assign its rights to acquire the Purchased Assets hereunder, in whole or in part, to one or more of its Affiliates (provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder). Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.03 shall be null and void.

(b)            Except as provided in this Section 10.03(b) or in Section 10.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.

Section 10.04.        Entire Agreement. This Agreement, together with the Seller Disclosure Letter, the Purchaser Disclosure Letter, and the Exhibits and Schedules expressly contemplated hereby and attached hereto (which are hereby incorporated by reference), and the other agreements and certificates delivered in connection herewith (including the Ancillary Agreements and the Confidentiality Agreement), contains the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements or understandings between the Parties.

Section 10.05.        Fulfillment of Obligations. Any obligation of a Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.06.        Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller and the Divesting Entities, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.07.        Survival. The provisions of this Agreement set forth in ARTICLE VII and ARTICLE IX, and any remedies for the breach thereof, shall survive the termination of this Agreement.

Section 10.08.        Expenses. Except as set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Transaction is consummated. For the avoidance of doubt, this Section 10.08 shall not apply to Transfer Taxes and VAT.

Section 10.09.        Governing Law; Jurisdiction; Enforcement.

(a)            This Agreement shall and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, that the interpretation of the duties of directors of Seller shall be governed by, and construed in accordance with, the Laws of England and Wales.

(b)           Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined exclusively in the United States District Court for the Southern District of New York (or, if and only if the United States District Court for the Southern District of New York declines to accept jurisdiction over a particular matter, the Supreme Court of the State of New York, New York County) and each of the Parties hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it shall not bring any action relating to this Agreement or any the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 10.01 or in any other manner permitted by applicable Law. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

(c)           The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, any other party shall be entitled to an injunction or injunctions to prevent breaches or restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce specifically the terms and provisions of this Agreement in the New York courts and, in action for specific performance, no party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The Parties further agree that (i) by seeking the remedies provided for in this Section 10.09(c), a Party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 10.09(c) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.09(c) shall restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available at any time. For the avoidance of doubt, Seller may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

Section 10.10.        Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf) including (but not limited to) DocuSign, delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.

Section 10.11.        Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.12.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 10.13.        Non-Recourse.

(a)            This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto (or the Divesting Entities) or any Replacement Service Provider and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, lender, agent, attorney, or other representative of any Party hereto shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith, except for the Divesting Entities to the extent specifically set forth in this Agreement.

(b)            The provisions of this Section 10.13 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, and other representatives of the Parties hereto, and each such person shall be a third party beneficiary of this Section 10.13.

Section 10.14.        Payment Guaranty. As a material inducement to Seller’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees (the “Guarantee”) the prompt payment and full performance and observation by Purchaser of Purchaser’s obligations to pay the Purchase Price in accordance with the terms of Section 2.06(a), Section 2.06(e) and Schedule 2.06(c) and hereby represents, acknowledges and agrees that upon any breach or default in the performance of any such obligation of Purchaser, Seller shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or default directly against Parent. Notwithstanding anything herein to the contrary, Seller hereby agrees that Parent may assert, as a defense to any payment or obligation of Parent under this Agreement with respect to any obligations contemplated by this Section 10.14, any defense to the payment or performance of such obligations that Purchaser would have, other than defenses arising out of, due to or as a result of the bankruptcy, insolvency, reorganization or proceedings affecting Purchaser.

Section 10.15.        Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.15.

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

ADAPTIMMUNE LIMITED

By:	/s/ Adrian Rawcliffe
Name: Adrian Rawcliffe
Title: Director

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

USWM CT, LLC

By:	/s/ Paul Breckinridge Jones, Sr.
Name: Paul Breckinridge Jones, Sr.
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

US WORLDMEDS PARTNERS, LLC

(solely for the purposes of Section 10.14)

By:	/s/ Paul Breckinridge Jones, Sr.
Name: Paul Breckinridge Jones, Sr.
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 1.01(a)

Products

1.	TECELRA

2.	afami-cel

3.	lete-cel

4.	uza-cel

SCHEDULE 2.06(c)

MILESTONE PAYMENTS

In addition to the Closing Date Payment, Purchaser shall make the following Milestone Payments to Seller:

a)	$5.0 million payable no later than the tenth (10th) Business Day after acceptance for review by the FDA of all modules of a BLA for lete-cel, at the latest by December 31, 2026 (with an acceptance occurring after December 31, 2026 resulting in no payment);

b)	$10.0 million payable no later than the tenth (10th) Business Day after the achievement of a full FDA marketing approval of lete-cel (which for the avoidance of doubt excludes accelerated or restricted marketing approvals or any marketing approval that is contingent on post-marketing approval studies) by September 30, 2027 for biomarker-eligible patients with advanced or metastatic disease in each of two indications (i) MRCLS and (ii) SYS, with the amount of the payment to be reduced by $2.5 million on the first day of each Calendar Quarter thereafter commencing with a first reduction on October 1, 2027 (i.e., an approval on April 1, 2028 would result in a payment of $2.5 million);

If the FDA marketing approval of lete-cel for the commercialization of lete-cel in the United States is (i) made on an accelerated or contingent basis (i.e. not a standard full approval) or (ii) the standard full FDA marketing approval of lete-cel for the commercialization of lete-cel in the United States is only achieved with respect to one indication, then, in each case ((i) and (ii)), the foregoing amounts payable in respect of these milestones shall be reduced by 50%. See the following table* (assuming achievement by September 30, 2027) for an illustration of these reductions:

	Approval	Indications	Payment
A	Full	Two	$10.0 mm
B	Full	One	$5.0 mm
C	Accelerated	Two	$5.0 mm
D	Accelerated	One	$2.5 mm

*The baseline amounts of these payments (prior to adjustment for accelerated or contingent approval or the approval of only a single indication) will be correspondingly reduced for any approval after September 30, 2027, in accordance with clause (b).

c)	$2.5 million payable (up to a maximum of two times) no later than the forty-fifth (45th) calendar day after achievement of $18.0 million or greater in Net Product Revenue for TECELRA in the United States in a Calendar Quarter ending on or prior to December 31, 2026 (for the avoidance of doubt, the maximum aggregate amount payable under this prong (c) shall be $5.0 million); and

d)	$10.0 million payable no later than the forty fifth (45th) calendar day after the achievement of $200,000,000 or greater in Net Product Revenue for both TECELRA and lete-cel in the United States for the Calendar Year ending December 31, 2028.

For purposes of this Schedule 2.06(c), “Net Product Revenue” means with respect to any Calendar Quarter (or other applicable period), the gross invoiced amount for sales by Purchaser or its Affiliate or their Licensees (as defined below) for bona fide, arm’s-length sales of finished, packaged and labeled units of (i) TECELRA (with respect to prong (c) above) and (ii) TECELRA and lete-cel (with respect to prong (d) above), to third parties for monetary consideration received or receivable, minus, without duplication, the following amounts, in each case, to the extent incurred, allowed, accrued, written off or reserved during such period:

(i)	Price-related reductions – customary trade, quantity, cash or prompt-pay discounts; coupons; chargebacks; administrative, service or inventory management fees; and other similar pricing adjustments;

(ii)	Government & payor programs – discounts, rebates, chargebacks or other payments (including Medicaid, Medicare, 340B, TRICARE, Veterans Affairs, managed-care or similar programs) granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers”), in each case, as applied to sales of the Product and actually given to customers, and mandatory price reductions, adjustments or claw-backs;

(iii)	Returns & recalls – credits, allowances, refunds and replacements, including those granted for damaged, defective, outdated, spoiled, short-dated, expired, withdrawn, recalled, rejected or returned Product, including associated destruction, return shipping and disposal costs;

(iv)	Taxes & logistics – sales, use, value-added, goods-and-services, excise, customs or other Taxes (other than Taxes based on income); that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law; and import, export, freight, insurance, shipping, handling and warehousing charges;

(v)	Bad debt – amounts invoiced and subsequently written off as uncollectible, net of recoveries of amounts previously written off;

(vi)	Channel fees – copayment waiver amounts uncollected, and amounts invoiced and subsequently written off as uncollectible, net of recoveries of amounts previously written off;

(vii)	Channel fees – bona fide fees, chargebacks or allowances payable to wholesalers, distributors, specialty pharmacies, group purchasing organizations, logistics, inventory service or data providers;

(viii)	Other customary items – any other deductions of a type consistent with Purchaser’s audited financial statements and in accordance with GAAP for pharmaceutical product revenue reporting;

(ix)	Transfers of Product (i) for clinical trials, investigator-initiated studies, compassionate-use or named-patient programs, (ii) as promotional samples, donations or employee use, (iii) for internal research or quality-control testing, or (iv) sold or otherwise disposed of at or below Purchaser’s fully-burdened manufacturing cost, shall be excluded from Net Product Revenue;

(x)	Transfers of Product between or among Purchaser, its Affiliates or Licensees shall be ignored for Net Product Revenue purposes unless the transferee is the final third party customer. If a Product is sold for consideration other than cash, Net Product Revenue shall be calculated using the fair market value of such consideration. Net Product Revenues invoiced in a currency other than U.S. dollars shall be converted using Purchaser’s standard corporate exchange rates for external reporting for the applicable period; and

Where a Product is sold as a combination product with other products or active ingredients for a single non-itemized price, Net Product Revenue shall be calculated by multiplying Net Product Revenue for such combination product by the fraction A/(A+B), where “A” is the gross amount invoiced for such Product sold separately in a country with the same dosage as contained in the combination and “B” is the gross amount invoiced for such other active ingredient(s) sold separately in such country in the same dosage contained in the combination. In the event that such other active pharmaceutical ingredient(s) are not sold separately in a country in the same dosage as contained in the combination but such Product is, the Net Product Revenue for such Product shall be calculated by multiplying the Net Product Revenue for such combination by the fraction A/C, where “A” is the gross amount invoiced for such Product sold separately in such country in the same dosage as contained in the combination, and “C” is the gross amount invoiced in such country for the combination. In the event that such other active pharmaceutical ingredient(s) are sold separately in a country in the same dosage as contained in the combination but such Product is not, the Net Product Revenue for such Product shall be calculated by multiplying the Net Product Revenue for such combination by the fraction (C-B)/C, where “B” is the gross amount invoiced for such other active pharmaceutical ingredient(s) sold separately in such country in the same dosage as contained in the combination, and “C” is the gross amount invoiced in such country for the combination. In the event that neither such Product nor such other active pharmaceutical ingredient(s) are sold separately in a country in the same dosage as contained in the combination, Net Product Revenue for calculations of Milestone Payments shall be based on the fair market value of the Product as contained in the combination mutually agreed between the Parties.

Net Product Revenue shall be calculated on an accrual basis, provided that any subsequent adjustments (e.g., true-ups, restatements, bad-debt recoveries) shall be reflected in the period in which they are recorded in Purchaser’s books.

For purposes of this Schedule 2.06(c), “Licensee” means any third party (excluding distributors who purchase Product for the purpose of resale without payment of any royalty or profit-share payment to Purchaser or its Affiliates) to whom Purchaser or any of its Affiliates has assigned or granted a license under any Transferred Intellectual Property or any Licensed Intellectual Property exclusively licensed to Purchaser under the License Agreement.

The Parties agree to treat any payments contemplated by this Schedule 2.06(c) as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.